AGREEMENT AND PLAN OF MERGER AMONG

ICNB FINANCIAL CORPORATION

AND

FIRSTBANK CORPORATION

DATED AS OF FEBRUARY 1, 2007

Table of Contents

PRELIMINARY STATEMENT		1

ARTICLE 1 - THE TRANSACTION		1

1.1	Merger	1
1.2	The Closing	2
1.3	Effective Time of Merger	2
1.4	Additional Actions	2
1.5	Surviving Corporation	2

ARTICLE 2 - CONVERSION AND EXCHANGE OF SHARES		3

2.1	Conversion of Shares	3
2.2	Upset Provision	6
2.3	Adjustment to Cure the Upset Condition	7
2.4	Adjustments	7
2.5	Postponement of Closing	8
2.6	Increase in Outstanding Shares of ICNB Common Stock	8
2.7	Cessation of Shareholder Status	8
2.8	Surrender of Old Certificates and Payment of Merger Consideration	9

ARTICLE 3 - ACQUIRER'S REPRESENTATIONS AND WARRANTIES		10

3.1	Authorization, No Conflicts, Etc	10
3.2	Organization and Good Standing	11
3.3	Subsidiaries	12
3.4	Capital Stock	12
3.5	Acquirer Common Stock	12
3.6	Financial Statements	13
3.7	Absence of Undisclosed Liabilities	13
3.8	Absence of Material Adverse Changes	14
3.9	Legal Proceedings	14
3.10	Regulatory Filings	14
3.11	No Indemnification Claims	14
3.12	Conduct of Business	14
3.13	Proxy Statement, Etc	15
3.14	Agreements with Bank Regulators	15
3.15	Tax Matters	16
3.16	Investment Bankers and Brokers	16
3.17	Necessary Capital	16
3.18	Reorganization	16
3.19	Allowance for Loan Losses	16
3.20	Public Communications; Securities Offering	16
3.21	Fairness Opinion	16

ARTICLE 4 - ICNB'S REPRESENTATIONS AND WARRANTIES		17

4.1	Authorization, No Conflicts, Etc	17
4.2	Organization and Good Standing	18
4.3	Subsidiaries	18
4.4	Capital Stock	19
4.5	Financial Statements	19
4.6	Absence of Undisclosed Liabilities	20
4.7	Absence of Material Adverse Changes	20
4.8	Legal Proceedings	20
4.9	Regulatory Filings	21
4.10	No Indemnification Claims	21
4.11	Conduct of Business	21
4.12	Proxy Statement, Etc	22
4.13	Agreements with Bank Regulators	22
4.14	Tax Matters	22
4.15	Title to Properties	24
4.16	Condition of Real Property	24
4.17	Real and Personal Property Leases	25
4.18	Required Licenses, Permits, Etc	25
4.19	Material Contracts and Change of Control	25
4.20	Certain Employment Matters	27
4.21	Employee Benefit Plans	28
4.22	Environmental Matters	30
4.23	Duties as Fiduciary	31
4.24	Investment Bankers and Brokers	31
4.25	Fairness Opinion	32
4.26	ICNB-Related Persons	32
4.27	Change in Business Relationships	32
4.28	Insurance	32
4.29	Books and Records	33
4.30	Loan Guarantees	33
4.31	Events Since January 1, 2006	33
4.32	Allowance for Loan Losses	34
4.33	Loan Origination and Servicing	34
4.34	Public Communications; Securities Offering	35
4.35	No Insider Trading	35
4.36	Joint Ventures; Strategic Alliances	35
4.37	Policies and Procedures	35

ARTICLE 5 - COVENANTS PENDING CLOSING		35

5.1	Disclosure Statements; Additional Information	35
5.2	Changes Affecting Representations	36
5.3	ICNB's Conduct of Business Pending the Effective Time	36
5.4	Approval of Plan of Merger by ICNB Shareholders	40
5.5	Regular Dividends	41
5.6	Technology-Related Contracts	41
5.7	Indemnification and Insurance	42
5.8	Exclusive Commitment	42
5.9	Other Filings	43
5.10	Miscellaneous Agreements and Consents	44
5.11	Registration Statement	44
5.12	Access and Investigation	44
5.13	Confidentiality	45
5.14	Environmental Investigation	45
5.15	Termination of Employee Benefit Plans	48
5.16	Bank	49
5.17	Public Announcements	49
5.18	Regulatory and Shareholder Approvals	49
5.19	Update of Titles, Rights, Etc	49
5.20	Exchange of Financial Information	49
5.21	Certain Employment Covenants	50
5.22	Board Matters	50
5.23	Affiliates	50
5.24	NASDAQ Approval	50
5.25	Charter and Name Change	51

ARTICLE 6 - CONDITIONS PRECEDENT TO ACQUIRER'S OBLIGATIONS		51

6.1	Renewal of Representations and Warranties, Etc	51
6.2	Opinion of Legal Counsel	51
6.3	Required Regulatory Approvals	51
6.4	Shareholder Approval	52
6.5	Order, Decree, Etc	52
6.6	Proceedings	52
6.7	Certificate as to Outstanding Shares	52
6.8	Change of Control Waivers	52
6.9	Other Agreements	52
6.10	Fairness Opinion	52
6.11	Registration Statement	53
6.12	NASDAQ Approval	53
6.13	Closing Equity	53
6.14	Sarbanes-Oxley Certification of Financial Statements	53

ARTICLE 7 - CONDITIONS PRECEDENT TO ICNB'S OBLIGATIONS		53

7.1	Renewal of Representations and Warranties, Etc	54
7.2	Opinion of Legal Counsel	54
7.3	Tax Matters	54
7.4	Required Regulatory Approvals	55
7.5	Shareholder Approval	55
7.6	Order, Decree, Etc	55
7.7	Proceedings	55
7.8	Fairness Opinion	55
7.9	Registration Statement	56
7.10	NASDAQ Approval	56
7.11	Other Agreements	56

ARTICLE 8 - ABANDONMENT OF MERGER		56

8.1	Mutual Abandonment	56
8.2	Upset Date	56
8.3	Acquirer's Rights to Terminate	56
8.4	ICNB's Rights to Terminate	57
8.5	Effect of Termination	57

ARTICLE 9 - MISCELLANEOUS		59

9.1	Material Adverse Effect Defined	59
9.2	Knowledge Defined; Person Defined; Affiliate Defined	59
9.3	Nonsurvival of Representations, Warranties, and Agreements	59
9.4	Amendment	60
9.5	Expenses	60
9.6	Specific Enforcement	60
9.7	Waiver	60
9.8	Notices	60
9.9	Governing Law	61
9.10	Entire Agreement; Amendment	61
9.11	Third Party Beneficiaries	61
9.12	Counterparts	61
9.13	Headings, Etc	61
9.14	Calculation of Dates and Deadlines	61
9.15	Severability	62
9.16	Further Assurances; Privileges	62

GLOSSARY OF TERMS

Acquisition Proposal, 43
Acquisition Transaction, 43
Acquirer, 1
Acquirer Common Stock, 3
Acquirer Disclosure Statement, 10
Acquirer's Financial Statements, 13
Adjusted Cash Election, 6
Adjusted Stock Election, 5
Affiliate, 59
Affiliated, 59
Austin, 16
Bank, 17
Bank Index, 7
BEA, 46
Business Day, 2
Call Reports, 13
Cash Consideration, 3
Cash Election, 4
Cash Election Number, 5
CERCLA, 31
Certificate of Merger, 2
Closing, 2
Closing Equity, 53
Code, 1
Constituent Corporation, 1
Control, 18
Designated Contracts, 52
Effective Time, 2
Election Deadline, 4
Election Form, 4
Employee Benefit Plan, 28
Employment-Related Payments, 27
Environmental Laws, 31
Environmental Risk, 46
ERISA, 28
Exchange Agent, 9
Exchange Ratio, 3
Exchange Schedule, 4
Excess Parachute Payment, 24
FDIA, 11
Federal Bank Holding Company Act, 11
Federal Reserve Board, 11
Fiduciary Event, 40
Final Acquirer Price, 7
Final Index Value, 7
Floor Acquirer Price, 6
GAAP, 13
Hazardous Substance, 31
HIPAA, 22
ICNB, 1
ICNB Common Stock, 3
ICNB Disclosure Statement, 17
ICNB Plan, 48	ICNB's Financial Statements, 19
ICNB's Leased Real Property, 24
ICNB's Leases, 25
ICNB's Real Property, 24
ICNB-Related Person, 32
Index Value Ratio, 7
Initial Acquirer Price, 6
Initial Index Value, 7
Insurance Amount, 42
IRS, 23
Joint Environmental Consultant, 46
Knowledge, 59
MDEQ, 46
Merger, 1
Merger Consideration, 3
Michigan Act, 1
NASDAQ, 2
National Bank Act, 11
Non-Election, 4
PBGC, 28
Person, 59
Plan of Merger, 1
Premises, 30
Pricing Period, 7
Prospectus and Proxy Statement, 15
Old Certificates, 8
Registration Statement, 15
Remediation Cost Deadline, 48
Remediation Estimate, 46
Representative, 4
Revised Stock Consideration, 7
SAMCO, 31
Securities Act, 50
Shareholders' Meetings, 15
Stock Consideration, 3
Stock Election, 4
Stock Election Number, 5
Subsidiary, 17
Subsidiaries, 17
Superior Proposal, 40
Surviving Corporation, 1
Tax Return, 23
Taxes, 23
Technology-Related Contracts, 41
Termination Fee, 58
Third Party Expert, 47
Transaction Documents, 15
Upset Condition, 6
Upset Date, 56
USTs, 48

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this “Plan of Merger”) is made as of February 1, 2007, by and among ICNB Financial Corporation, a Michigan corporation, located at 302 W. Main Street, P.O. Box 501, Ionia, Michigan 48846-0501 (“ICNB”) and Firstbank Corporation, a Michigan corporation, located at 311 Woodworth, Alma, Michigan 48801 (“Acquirer”).

PRELIMINARY STATEMENT

        1.     The Boards of Directors of ICNB and Acquirer have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Plan of Merger in which ICNB will, on the terms and subject to the conditions set forth in this Plan of Merger, merge with and into Acquirer (the “Merger”), so that Acquirer is the surviving corporation in the Merger; and

        2.     For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code; and

        3.     The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, the parties agree as follows:

ARTICLE 1 - THE TRANSACTION

        Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:

        1.1.    Merger. Subject to the terms and conditions herein, at the Effective Time (defined below), ICNB shall be merged with and into Acquirer and the separate corporate existence of ICNB shall then cease. ICNB and Acquirer are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Acquirer (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Business Corporation Act of the State of Michigan, as amended (the “Michigan Act”) with respect to the merger of domestic corporations. If Acquirer is advised by its independent tax accountants that a different corporate structure for the transactions contemplated by this Plan of Merger would be more advantageous to Acquirer from a financial, tax, or accounting perspective, then ICNB shall cooperate with Acquirer to effect a restructuring of these transactions provided, that such restructuring is presented prior to the Shareholders’ Meeting (defined below), the Merger continues to qualify as a tax free reorganization under the Internal Revenue Code, the Effective Time of the Merger is not delayed by more than thirty (30) days and the alternative structure does not alter or change the amount of consideration or kind of consideration to be issued to ICNB’s shareholders.

        1.2.    The Closing. The “Closing” for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Varnum, Riddering, Schmidt & Howlett, LLP, commencing at 11 a.m. on a date specified by ICNB and Acquirer, but no later than upon five (5) Business Days’ (defined below) written notice after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to consummate the Merger; and (b) approval of this Plan of Merger by the shareholders of ICNB. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Acquirer or ICNB as set forth in Articles 6 and 7, respectively. Upon completion of the Closing, ICNB and Acquirer shall each promptly execute and file the certificate of merger as required by the Michigan Act to effect the Merger (the “Certificate of Merger”). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party.

        1.3.    Effective Time of Merger. The Merger shall be consummated following the Closing by filing the Certificate of Merger in the manner required by law. The “Effective Time” of the Merger shall be as of the time and date when the Merger becomes effective as set forth in the Certificate of Merger, but not later than five (5) Business Days after the Closing occurs. As used in this Plan of Merger, the term “Business Day” means any day other than a day on which The NASDAQ Stock Market (“NASDAQ”) is closed.

        1.4.    Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of ICNB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. ICNB grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of ICNB to take any and all such actions contemplated by this Plan of Merger.

        1.5.    Surviving Corporation. As of and immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law.

1.5.1 Name. The name of the Surviving Corporation shall be Firstbank Corporation.

        1.5.2       Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquirer as in effect immediately prior to the Effective Time without change.

1.5.3 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Acquirer as in effect immediately prior to the Effective Time, without change.

        1.5.4       Officers. The officers of Acquirer immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold with the Surviving Corporation the same offices as they hold with Acquirer.

1.5.5 Directors. Subject to Section 5.22, the directors of Acquirer immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

ARTICLE 2 — CONVERSION AND EXCHANGE OF SHARES

        2.1.           Conversion of Shares. Subject to the terms and conditions of this Plan of Merger and except as provided below, at the Effective Time, by virtue of the Merger and without any further action on the part of Acquirer, ICNB or the holders of any shares thereof, the shares of the Constituent Corporations shall be converted as follows:

        2.1.1       Each share of common stock of Acquirer (“Acquirer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        2.1.2        Subject to the potential adjustment provided for in Sections 2.2 through 2.4 below, each share of common stock of ICNB (“ICNB Common Stock”) (excluding shares held by ICNB or any of its affiliates, other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of Acquirer Common Stock and/or cash as set forth in this Section 2.1 (the “Merger Consideration”).

        2.1.3        Holders of ICNB Common Stock may elect to receive shares of Acquirer Common Stock or cash in exchange for their shares of ICNB Common Stock. The total number of shares of ICNB Common Stock to be converted into Acquirer Common Stock (the “Stock Consideration”) shall equal 50% of the total outstanding shares of ICNB Common Stock, or such larger number of shares as results from rounding up fractional shares pursuant to Section 2.8.8. All shares of ICNB Common Stock not exchanged for Acquirer Common Stock shall be exchanged for $31.50 in cash per share (the “Cash Consideration”).

        2.1.4        At the election of each holder of ICNB Common Stock, each share of ICNB Common Stock held by that holder may be exchanged for 1.407 shares of Acquirer Common Stock (the “Exchange Ratio”), subject to the election restrictions set forth above and below.

        2.1.5       An Election Form, in such form as Acquirer and ICNB mutually agree (“Election Form”), will be included in and sent with the Prospectus and Proxy Statement, which shall be mailed to each holder of record of ICNB Common Stock entitled to vote at the ICNB Shareholders’ Meeting, permitting such holder, subject to the allocation and election procedure set forth herein:

        (a)        to specify the number of shares of ICNB Common Stock owned by such holder with respect to which the holder desires to receive Cash Consideration (a “Cash Election”) in accordance with the provisions stated herein;

(b) to specify the number of shares of ICNB Common Stock owned by such holder with respect to which such holder desires to receive Stock Consideration (a “Stock Election”); or

(c) to indicate that such record holder has no preference as to the receipt of Stock Consideration or Cash Consideration for such shares (a “Non-Election”).

                Holders of record of shares of ICNB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of ICNB Common Stock held by each representative for a particular beneficial owner.

                Any shares of ICNB Common Stock with respect to which the holder thereof has not, as of the Election Deadline (defined below), made an election by submission to ICNB of an effective, properly completed Election Form shall be deemed Non-Election shares.

                Each holder of ICNB Common Stock will have the right to change his or her election to a Cash Election or Stock Election at any time prior to the Election Deadline (as defined in subparagraph 2.1.6 below) by submitting a new Election Form to ICNB.

        2.1.6       The term “Election Deadline” shall mean the same deadline as for the return of the proxy card relating to the shareholder vote pursuant to the proposed Merger at the ICNB Shareholders’ Meeting. An election will have been properly made only if ICNB has actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Plan of Merger and of the Election Form, Acquirer and the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Acquirer regarding such matters shall be binding and conclusive. None of ICNB, Acquirer or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        2.1.7       As soon as practicable, but in no event more than three (3) Business Days after the Election Deadline, Acquirer and Exchange Agent shall prepare a schedule (the “Exchange Schedule”), calculating the amount of cash and Acquirer Common Stock that each ICNB shareholder will be entitled to receive, listed by ICNB stock certificate number, pursuant to the provisions of Article 2 hereof. Such Exchange Schedule shall be delivered to ICNB within one (1) business day after it has been prepared. ICNB shall have three (3) Business Days to provide Acquirer and the Exchange Agent with any objections, comments or questions concerning the Exchange Schedule.

        2.1.8       The “Stock Election Number” means the aggregate number of shares of ICNB Common Stock with respect to which Stock Elections have been made. The “Cash Election Number” means the aggregate number of shares of ICNB Common Stock with respect to which Cash Elections have been made.

2.1.9 If the Stock Election Number exceeds 621,706 (50% of the total outstanding shares of ICNB Common Stock), then:

(a) All Non-Election shares of each holder of ICNB Common Stock shall be converted into the right to receive the Cash Consideration; and

        (b)        All Stock Election shares of each holder of ICNB Common Stock will be adjusted, on a pro-rata basis, such that the aggregate number of shares of ICNB Common Stock electing Stock Consideration equals 621,706(50% of the total outstanding shares of ICNB Common Stock), or such larger number of shares as results from rounding up fractional shares. Such adjustment (the “Adjusted Stock Election”) shall be determined as follows: the number of Adjusted Stock Election shares that each holder of ICNB Common Stock who properly elected Stock Consideration will be entitled to receive shall equal the product obtained by multiplying (x) the number of Stock Election shares held by such holder by (y) a fraction, the numerator of which is 621,706 (50% of the total outstanding shares of ICNB Common Stock) and the denominator of which is the Stock Election Number. The Adjusted Stock Election shares shall then be converted into the right to receive shares of Acquirer Common Stock determined by multiplying the number of Adjusted Stock Election shares by the Exchange Ratio, with any fractional shares being rounded up to the nearest whole number. The remaining number of such holder’s Stock Election shares shall be converted into the right to receive the Cash Consideration.

2.1.10 If the Stock Election Number is less than 621,706 (50% of the total outstanding shares of ICNB Common Stock), then:

        (a)        All Non-Election shares of each holder of ICNB Common Stock or, if less than all, such number of Non-Election shares as necessary to reduce the aggregate number of shares of ICNB Common Stock receiving Cash Consideration to 621,706 (50% of the total outstanding shares of ICNB Common Stock) (allocated on a pro-rata basis), shall be converted into the right to receive the Stock Consideration; and

        (b)        To the extent that the aggregate number of shares of ICNB Common Stock that are to be allocated Stock Consideration after the conversion (noted in paragraph (a) above) of Non-Election shares still is less than 621,706 (50% of the total outstanding shares of ICNB Common Stock); then the Cash Election shares of each holder of ICNB Common Stock, will be adjusted such that the aggregate number of shares of ICNB Common Stock converting to Stock Consideration equals 621,706 (50% of the total outstanding shares of ICNB Common Stock), or such larger number of shares as results from rounding up fractional shares. Such adjustment (the “Adjusted Cash Election”) shall be determined as follows: the number of Adjusted Cash Election shares that each holder of ICNB Common Stock will be entitled to exercise shall equal the product obtained by multiplying (x) the number of Cash Election shares held by such holder by (y) a fraction, the numerator of which is 621,706 (50% of the total outstanding shares of ICNB Common Stock) and the denominator of which is the Cash Election Number. The Adjusted Cash Election shares are then converted into the right to receive Cash Consideration by multiplying the Adjusted Cash Election shares by $31.50. The remaining number of such holder’s Stock Election shares shall be converted into the right to receive the Stock Consideration.

        2.1.11       If the Stock Election Number equals 621,706(50% of the total outstanding shares of ICNB Common Stock), then all holders who have submitted a proper and timely Election Form shall be converted into the right to receive Stock Consideration and/or Cash Consideration as they have properly elected. In such event, all Non-Election Shareholders shall be converted into the right to receive the Cash Consideration only.

        2.1.12       ICNB represents that there are no outstanding options or warrants to purchase ICNB Common Stock. Any outstanding and unexercised options to purchase shares of ICNB Common Stock will be cancelled and cease to represent an option to purchase ICNB Common Stock at the Effective Time. ICNB agrees that prior to the Effective Time it will amend the ICNB Amended and Restated Deferred Compensation and Deferred Stock Purchase Plan to require that all distributions be in cash and not in the form of common stock.

        2.2.           Upset Provision. On the date of the Closing, ICNB shall have the right to terminate this Plan of Merger upon written notice to the Acquirer if the Upset Condition (defined below) then exists.

2.2.1 The “Upset Condition” shall have occurred if both of the following conditions exist:

(a) The Final Acquirer Price (as defined below) is less than $18.40 (the “Floor Acquirer Price”); and

        (b)        The number determined by dividing the Final Acquirer Price by $21.65(the “Initial Acquirer Price”) is less than the number obtained by subtracting (i) 0.15 from (ii) the quotient obtained by dividing the Final Index Value (as defined below) by the Initial Index Value (as defined below) (“Index Value Ratio”).

        2.2.2       The “Final Acquirer Price” means the average of the closing prices per share of Acquirer Common Stock reported on the NASDAQ during the ten consecutive full trading days on which Acquirer’s stock is actually traded prior to the date of the Closing (the “Pricing Period”).

2.2.3 The “Initial Index Value” means the closing value of the NASDAQ Bank Index (CBNK:IND), a Sector Index maintained by the NASDAQ (“Bank Index”) on January 31, 2007.

2.2.4 The “Final Index Value” means the closing value of the Bank Index at the end of the Pricing Period.

        2.3.           Adjustment to Cure the Upset Condition. If the Upset Condition exists and ICNB provides written notice to the Acquirer of ICNB’s desire to exercise its right to terminate this Plan of Merger, Acquirer shall have the option, exercisable within five Business Days of receipt thereof, to increase the Stock Consideration to the Revised Stock Consideration. For purposes of this Agreement, the “Revised Stock Consideration” shall equal the product of the Stock Consideration multiplied by the a number (rounded to three decimals) equal to a quotient, the numerator of which is the Floor Acquirer Price multiplied by the Exchange Ratio and the denominator of which is the Final Acquirer Price. If Acquirer elects to exercise its option to increase the Stock Consideration, Acquirer shall provide prompt written notice to ICNB of such election and the amount of the Revised Stock Consideration, at which time the ICNB shall have no further right to terminate this Agreement pursuant to an Upset Condition, and this Agreement shall remain in effect in accordance with its terms (except the Stock Consideration shall have been modified as provided in this Section 2.3, and any references in this Agreement to the “Stock Consideration” shall thereafter be deemed to refer to the Revised Stock Consideration).

        2.4.           Adjustments. The Stock Consideration and Cash Consideration and the related computations described in Sections 2.1 and 2.2 shall be adjusted in the manner provided in this Section 2.4 upon the occurrence of any of the following events:

        2.4.1       Changes in Number of Outstanding Shares. If either ICNB or Acquirer changes (or establishes a record date for changing) the number of shares of Acquirer Common Stock or the number of shares of ICNB Common Stock, issued and outstanding as of the date of this Plan of Merger, as a result of a stock dividend, stock split, recapitalization or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this Plan of Merger and prior to the Effective Time, then the Stock Consideration and the Cash Consideration shall be appropriately and proportionately adjusted as such that the actual aggregate consideration to be paid by Acquirer to holders of shares of ICNB Common Stock pursuant to Section 2.1 above would be the same as would have been paid if the Effective Time had been the close of business on the date of this Plan of Merger.

        2.4.2       Adjustments for the Upset Condition. If Acquirer declares a stock dividend, stock split, or other general distribution of Acquirer Common Stock to holders of Acquirer Common Stock prior to the date of the Effective Time, then the Floor Acquirer Price and the Initial Acquirer Price shall each be adjusted by multiplying them by a fraction (i) the numerator of which shall be the total number of shares of Acquirer Common Stock outstanding immediately prior to such dividend, split, or distribution; and (ii) the denominator of which shall be the total number of shares of Acquirer Common Stock that are or will be outstanding immediately after such dividend, split, or distribution. For the purposes of this Section, the number of outstanding shares shall be computed as of the record date of the distribution.

        2.4.3       Authorized Issuances. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Acquirer Common Stock pursuant to the dividend reinvestment plan of Acquirer, if any, pursuant to the exercise of stock options awarded under director or employee stock option plans of Acquirer, if any, or upon the grant or sale of shares or rights to receive shares to, or for, the account of Acquirer’s directors or employees pursuant to their restricted stock, deferred stock compensation, thrift, employee stock purchase and other compensation or benefit plans of Acquirer, if any.

        2.4.4       Changes in Capital. Subject only to making any adjustment provided above in related computations prescribed in this Section, nothing contained in this Plan of Merger shall preclude Acquirer from amending its Articles of Incorporation to change its capital structure or from issuing additional shares of Acquirer Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

        2.5.           Postponement of Closing. Acquirer and ICNB agree not to convene the Closing at any time that would result in there being a record date, ex-dividend date, or ex-distribution date for any transaction described in Sections 2.4.1 (Changes in Number of Outstanding Shares) at any time after the beginning of the Pricing Period.

        2.6.           Increase in Outstanding Shares of ICNB Common Stock. If the number of shares of ICNB Common Stock outstanding is greater than 1,243,412 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), then the Stock Consideration and Cash Consideration shall be adjusted by multiplying each by a fraction (a) the numerator of which shall be 1,243,412, and (b) the denominator of which shall be the total number of shares of ICNB Common Stock outstanding as of the Effective Time of the Merger.

        2.7.           Cessation of Shareholder Status. As of the Effective Time, each record holder of shares of ICNB Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of ICNB and shall have no rights as a shareholder of ICNB. Each stock certificate representing shares of ICNB Common Stock outstanding immediately prior to the Effective Time (“Old Certificates”) shall then be considered to represent the right to receive the Merger Consideration as provided in this Plan of Merger.

        2.8.           Surrender of Old Certificates and Payment of Merger Consideration. After the Effective Time, Old Certificates shall be exchangeable by holders for the Merger Consideration to which such holders shall be entitled in the following manner:

        2.8.1       Available Shares and Funds. At the Effective Time, Acquirer shall make available to Exchange Agent an amount of cash and a number of shares of Acquirer Common Stock sufficient to make payments of the Merger Consideration for each outstanding share of ICNB Common Stock.

        2.8.2       Transmittal Materials. As soon as practicable after the Effective Time, but no later than five (5) Business Days after the date of the Closing, Acquirer shall send or cause to be sent to each record holder of ICNB Common Stock as of the Effective Time transmittal materials for use in exchanging that holder’s Old Certificates and receiving the Merger Consideration.

        2.8.3       Exchange Agent. On or prior to the Effective Time, Acquirer will deliver to Registrar and Transfer Company, or such other bank or trust company as Acquirer may designate (the “Exchange Agent”), written notice of the number of shares of Acquirer Common Stock issuable in the Merger and a commitment to pay the amount of cash payable in the Merger when and as determined. Acquirer and the Exchange Agent shall have discretion to determine reasonable procedures relating to the issuance and delivery of certificates of Acquirer Common Stock and cash and governing the payment for fractional shares.

                The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Acquirer Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the record holders entitled to such shares.

        2.8.4       New Stock Registrations. Acquirer shall cause the Exchange Agent to promptly cause to be paid to the persons entitled thereto a check in the amount of the Cash Consideration to which the persons are entitled, after giving effect to any required tax withholding, and register the shares of Acquirer Common Stock issuable to former ICNB shareholders of record in such manner, in the names and to the addresses that appear on ICNB’s stock records as of the Effective Time, or in such other name or to such other address as may be specified by the shareholder of record in transmittal documents received by the Exchange Agent; provided, that with respect to each former ICNB shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Acquirer and the Exchange Agent.

        2.8.5       Dividends Pending Surrender. Whenever a dividend is declared by Acquirer on Acquirer Common Stock that is payable to shareholders of record of Acquirer’s Common Stock as of a record date after the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of ICNB shall be entitled to receive a distribution of any such dividend until the Exchange Agent has received all of that shareholders’ Old Certificates (or an affidavit of loss and indemnity bond for such certificates) pursuant to properly submitted transmittal materials. Upon the exchange of that shareholder’s Old Certificates (or an affidavit of loss and indemnity bond for such certificates), the shareholder shall be entitled to receive from Acquirer an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Acquirer Common Stock represented thereby. If such a shareholder has then elected to enroll in Acquirer’s dividend reinvestment program, such amount shall be credited as a cash purchase for investment at the plan’s next regular investment date.

        2.8.6       Stock Transfers. After the Effective Time, there shall be no transfers on ICNB’s transfer books of the shares of ICNB Common Stock that were issued and outstanding immediately prior the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, they shall be canceled and exchanged for the shares of Acquirer Common Stock as provided in this Plan of Merger. After the Effective Time, ownership of such shares as represented by any Old Certificates may be transferred only on the stock records of Acquirer.

        2.8.7       Exchange Agent Expenses. Acquirer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the payment of the Merger Consideration in exchange for the ICNB Common Stock.

        2.8.8       No Fractional Shares. No certificates or scrip representing fractional shares of Acquirer Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Acquirer Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution or stock split with respect to shares of Acquirer Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, the number of shares of Acquirer Common Stock to be issued to each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Acquirer Common Stock upon surrender of all Old Certificates for exchange shall be rounded up to the nearest whole number.

ARTICLE 3 ACQUIRER’S REPRESENTATIONS AND WARRANTIES

                        Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “Acquirer Disclosure Statement”) delivered by Acquirer to ICNB prior to the execution of this Agreement, Acquirer represents and warrants to ICNB as follows; provided, however, the disclosure in the Acquirer Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provision(s) is reasonably apparent:

        3.1.           Authorization, No Conflicts, Etc.

        3.1.1       Authorization of Agreement. Acquirer has all requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the Merger. This Plan of Merger and consummation of the Merger have been duly authorized by the Board of Directors of Acquirer. The Board of Directors of Acquirer have determined that this Agreement and the transactions contemplated in this Plan of Merger are in the best interests of Acquirer and its shareholders and no other corporate proceedings on the part of Acquirer are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by ICNB) constitutes valid and binding obligations of Acquirer and is enforceable against Acquirer in accordance with its terms.

        3.1.2       No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Acquirer, and the consummation of the Merger by Acquirer, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Acquirer’s restated Articles of Incorporation or Bylaws; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Acquirer or its subsidiaries, assuming the timely receipt of each of the approvals referred to in this Section.

        3.1.3       Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Acquirer, and the consummation of the Merger by Acquirer, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Acquirer is a party or subject, or by which Acquirer is bound or affected.

        3.1.4       Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Acquirer other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, compliance with Bylaws and rules of the NASD, and receipt of approvals required under the Bank Holding Company Act of 1956, as amended (the “Federal Bank Holding Company Act”), the Federal Deposit Insurance Act, as amended (the “FDIA”), and the National Bank Act (the “National Bank Act”). Acquirer knows of no reason why the regulatory approvals referred to in this Section cannot be obtained or why the process would be materially impeded.

        3.2.           Organization and Good Standing. Acquirer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Acquirer has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Acquirer is a financial holding company and a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Federal Bank Holding Company Act.

        3.3.           Subsidiaries. Acquirer owns, directly or indirectly, all of the common stock of its subsidiaries indicated in Acquirer’s Financial Statements (as defined below) for the quarter ended September 30, 2006 free and clear of all claims, security interests, pledges, or liens of any kind. Each of Acquirer’s subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) through (iii) as would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on Acquirer.

        3.4.           Capital Stock.

3.4.1 Classes and Shares. The authorized capital stock of Acquirer consists of 20,000,000 shares of common stock, no par value, and 300,000 shares of preferred stock, no par value.

        3.4.2       No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of Acquirer, except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options ordered pursuant to stock option plans for directors, officers or employees of Acquirer or its affiliate(s); (iii) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase and other benefit plans; (iv) shares of Acquirer Common Stock issuable under agreements entered into or in connection with mergers or acquisitions of direct or indirect subsidiaries or assets and transactions approved by Acquirer’s Board of Directors or a committee of such board; and (v) shares of Acquirer Common Stock issuable under dividend reinvestment and employee stock purchase plans, if any.

        3.4.3       No Beneficial Ownership. Acquirer is not the beneficial owner, directly or indirectly, of more than 10% of ICNB’s common stock and Acquirer has not and is not an Affiliate of any person or entity which has at any time within the preceding two (2) year period been the beneficial owner, directly or indirectly, of 10% or more of ICNB’s common stock.

        3.5.           Acquirer Common Stock. The shares of Acquirer Common Stock to be issued in the Merger in accordance with this Plan of Merger, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

        3.6        Financial Statements.

        3.6.1       Financial Statements. The consolidated financial statements of Acquirer as of and for the each of three years ended December 31, 2005, 2004, and 2003, as reported on by Acquirer’s independent accountants, and the financial statements of Acquirer and its subsidiaries as of and for each month and quarter ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to ICNB (collectively, “Acquirer’s Financial Statements”), and the unaudited consolidated financial statements of Acquirer as of and for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, and December 31, 2006, including all schedules and notes relating to such statements, fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Acquirer as of the respective dates of and for the periods referred to in such financial statements, all in accordance with accounting principles generally accepted in the United States, consistently applied (“GAAP”), subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer) and the absence of notes (that, if presented, would not differ materially from those included in Acquirer’s Financial Statements). No financial statements of any entity or enterprise other than the subsidiaries are required by GAAP to be included in the consolidated financial statements of Acquirer.

        3.6.2       Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

        (a)        The consolidated reports of condition and income of each of Acquirer’s subsidiary banks (including any amendments) as of and for each of the fiscal years ended December 31, 2005, 2004, and 2003, and as of and for the fiscal quarter ended September 30, 2006, as filed with the FDIC; and

(b) The FR Y-9C and FR Y-9LP (including any amendments) for Acquirer as of and for each of the fiscal years ended December 31, 2005, 2004, and 2003, as filed with the Federal Reserve Board.

                All of such reports required to be filed prior to the Effective Time by Acquirer and/or the Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the “Call Reports.”

        3.7.           Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Acquirer’s Financial Statements as of December 31, 2005, or September 30, 2006, neither Acquirer nor its subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, would be reasonably likely to have a Material Adverse Effect on Acquirer.

        3.8.           Absence of Material Adverse Changes. Since December 31, 2005, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Acquirer or any of its subsidiaries that had or in the future is reasonably likely to have a Material Adverse Effect on Acquirer, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Acquirer, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

        3.9.           Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or to the knowledge of Acquirer threatened by any person, including without limitation any governmental or regulatory agency, against Acquirer or any of the subsidiaries, or the assets or business of Acquirer or any of its subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on Acquirer. There is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

        3.10.           Regulatory Filings. In the last four (4) years:

3.10.1 SEC Filings. Acquirer has filed, and will in the future continue to file, in a timely manner all material required filings with the SEC;

3.10.2 Regulatory Filings. Acquirer has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

        3.10.3       Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatements or omissions that are not reasonably likely to have a Material Adverse Effect on Acquirer.

        3.11.           No Indemnification Claims. To the knowledge of Acquirer, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

        3.12.           Conduct of Business. Each of Acquirer and the subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, privacy, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, and insurance; and Environmental Laws (defined below); except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Acquirer.

        3.13.           Proxy Statement, Etc.

        3.13.1       Transaction Documents. The term “Transaction Documents” shall collectively mean: (i) the Form S-4 registration statement to be filed by Acquirer with the SEC (the “Registration Statement”) in connection with the Acquirer Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the “Prospectus and Proxy Statement”) to be mailed to ICNB shareholders in connection with its shareholders’ meeting to consider approval of the Merger; and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Michigan Office of Financial and Insurance Services, the State of Michigan, or any other regulatory agency in connection with the Merger.

        3.13.2       Accurate Information. The information to be supplied by Acquirer for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the meeting of the shareholders of ICNB with respect to the Merger (the “Shareholders’ Meeting”).

        3.13.3       Compliance of Filings. All Transaction Documents that Acquirer is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

        3.14.           Agreements with Bank Regulators. Neither Acquirer nor any of its subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or is material and in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Acquirer nor any of its subsidiaries been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except where such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission are not reasonably likely to have a Material Adverse Effect on Acquirer. Neither Acquirer nor any of its subsidiaries is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, Acquirer knows of no reason why the regulatory approvals referred to in Section 3.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.

        3.15.           Tax Matters. Each of Acquirer and its subsidiaries has duly filed all federal, state, foreign and local information returns and Tax Returns (defined below) required to be filed by it on or prior to the date of this Plan of Merger (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against, or (ii) information returns, Tax Returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Acquirer.

        3.16.           Investment Bankers and Brokers. Acquirer has not employed any broker, finder, or investment banker in connection with the Merger except Austin Associates, LLC. Acquirer has no other express or implied agreement with any other person or company relative to any commission or finder’s fee payable with respect to this Plan of Merger or the transactions contemplated by it.

        3.17.           Necessary Capital. Based on the financial condition of Acquirer as reflected in Acquirer’s Financial Statements, Acquirer has the necessary capital required by the regulations of the Federal Reserve Board and the Federal Deposit Insurance Corporation to consummate the transactions contemplated by this Plan of Merger and remain “well-capitalized” according to applicable banking laws and regulations. If external financing is required by Acquirer to consummate the transactions contemplated in this Plan of Merger, Acquirer has or will provide to ICNB sufficient adequate evidence of a binding commitment between Acquirer and its financing source.

        3.18.           Reorganization. Acquirer has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

        3.19.           Allowance for Loan Losses. The allowance for loan losses as reflected in Acquirer’s Financial Statements and Call Reports for the fiscal year ended December 31, 2005, and the fiscal quarter ended September 30, 2006, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

        3.20.           Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Acquirer to Acquirer’s shareholders or the public did not contain any untrue statement of material fact or omit a statement of material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatement or omission that is not reasonably likely to have a Material Adverse Effect on Acquirer.

        3.21.           Fairness Opinion. Acquirers’ Board of Directors have received an oral opinion of Austin Associates, LLC (“Austin”) in its capacity as Acquirer’s financial adviser, substantially to the effect that the terms of the Merger are fair to Acquirer’s shareholders and Austin shall deliver a written opinion containing substantially the same opinion as its oral opinion dated as of the date of this Plan of Merger and renewed as of a date of approximately the date of the Prospectus and Proxy Statement. A true and complete copy of the written opinion of Austin confirming the same will be provided to ICNB promptly upon receipt by Acquirer.

ARTICLE 4 ICNB’S REPRESENTATIONS AND WARRANTIES

                Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “ICNB Disclosure Statement”) delivered by ICNB to Acquirer prior to the execution of this Agreement, ICNB represents and warrants to Acquirer as follows; provided, however, the disclosure in the ICNB Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provision(s) is reasonably apparent:

        4.1.           Authorization, No Conflicts, Etc.

        4.1.1       Authorization of Agreement. ICNB has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to approval by ICNB’s shareholders, to consummate the Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the Board of Directors of ICNB. The Board of Directors of ICNB have determined that this Plan of Merger and the transactions contemplated hereby are in the best interests of ICNB and have directed that this Plan of Merger and the transactions contemplated by this Plan of Merger be submitted to ICNB shareholders for approval at a duly held meeting of such shareholders, and except for approval of this Plan of Merger and the transaction contemplated by this Plan of Merger, no other corporate proceedings on the part of ICNB are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Acquirer) constitutes valid and binding obligations of, ICNB and is enforceable against ICNB in accordance with its terms.

        4.1.2       No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by ICNB, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) the Articles of Incorporation, charter, Bylaws, or similar organizational documents of ICNB or ICNB’s direct or indirect wholly owned or partially owned subsidiaries, The Ionia County National Bank of Ionia (the “Bank”), Austin Mortgage Company, LLC, ICNB Mortgage Company, LLC and ICNB Lending Services, Inc., Accord Financial Services, Inc. (each a “Subsidiary,” and collectively, the “Subsidiaries”); or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to ICNB or any Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4 (Required Approvals).

        4.1.3       Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by ICNB, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which ICNB or any Subsidiary is a party or subject, or by which it is bound or affected.

        4.1.4       Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by ICNB other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDIA, and the National Bank Act.

        4.2.           Organization and Good Standing. ICNB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. ICNB has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. ICNB is a bank holding company duly registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act.

        4.3.           Subsidiaries. The only direct or indirect subsidiaries (i.e., direct or indirect equity interest of 20% or more) of ICNB are the Subsidiaries.

        4.3.1       Ownership. Except for the Subsidiaries, ICNB does not have “Control” (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other entity engaged in an active trade or business or that holds any significant assets. ICNB owns all of the issued and outstanding shares of capital stock of the Bank and of ICNB Lending Services, Inc. and all of the issued and outstanding membership interests of Austin Mortgage Company, LLC and ICNB Mortgage Company, LLC, in each case free and clear of any claim, security, interest, pledge, or lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to ownership of the capital stock or membership interest of any Subsidiary.

        4.3.2       Qualification and Power of the Bank. The Bank is duly organized, validly existing, and in good standing as a national bank under the laws of the United States of America. The Bank is qualified or admitted to conduct business in each state where such qualification or admission is required except that state or those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on ICNB. The Bank has full corporate power and authority to carry on its business as and where it is now being conducted.

        4.3.3       Deposit Insurance; Other Assessments. The Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC. The Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. The Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

        4.4.           Capital Stock.

        4.4.1       Classes and Shares. The authorized capital stock of ICNB consists of 3,000,000 shares of common stock, par value $1.00 per share, all of which are designated as shares of common stock. As of the date of this Plan of Merger, a total of 1,243,412 shares of ICNB Common Stock were validly issued and outstanding, no shares of preferred stock are issued or outstanding, and no shares of ICNB Common Stock are subject to outstanding options under the option plans as of the date of this Plan of Merger.

        4.4.2       No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of ICNB. There is no outstanding subscription, option, warrant, or right to acquire any capital stock of ICNB, or any agreement to which ICNB is a party or by which it is or may be bound to issue capital stock.

4.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of ICNB Common Stock is not subject to change before the Effective Time.

        4.4.4       Voting Rights. Other than the shares of ICNB Common Stock described in this Section, neither ICNB nor the Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

        4.5.        Financial Statements.

        4.5.1       Financial Statements. The consolidated financial statements of ICNB as of and for the each of three years ended December 31, 2005, 2004, and 2003, as reported on by ICNB’s independent accountants, including all schedules and notes relating to such statements, as previously delivered to Acquirer (collectively, “ICNB’s Financial Statements”), fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of ICNB as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied. The unaudited consolidated financial statements of ICNB and its Subsidiaries as of and for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, and December 31, 2006, fairly present, are correct and complete in all material respects, and are generally consistent with GAAP, consistently applied. The unaudited consolidated financial statements of ICNB as of and for each month ended from January through November, 2006 are correct and complete in all material respects. No financial statements of any entity or enterprise other than the Subsidiaries are required by GAAP to be included in the consolidated financial statements of ICNB.

        4.5.2       Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

(a) The consolidated reports of condition and income of the Bank (including any amendments) as of and for each of the fiscal years ended December 31, 2006, 2005, and 2004, as filed with the FDIC; and

(b) The FR Y-9C (including any amendments) for ICNB as of and for each of the fiscal years ended December 31, 2005, 2004, and 2003, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by ICNB and/or the Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the Call Reports.

4.5.3 Benefit Plan Accruals. ICNB has accrued on its Financial Statements all accrued liabilities related to any of its deferred compensation plans to the extent required by GAAP.

        4.6.           Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in ICNB’s Financial Statements as of December 31, 2005, or September 30, 2006, neither ICNB nor the Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, would be reasonably likely to have a Material Adverse Effect on ICNB.

        4.7.           Absence of Material Adverse Changes. Since December 31, 2005, there has been no change in the financial condition, income, expenses, assets, liabilities or business of ICNB or any Subsidiary that had or in the future is reasonably likely to have a Material Adverse Effect on ICNB, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on ICNB, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

        4.8.           Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or to the knowledge of ICNB threatened by any person, including without limitation any governmental or regulatory agency, against ICNB or any of the Subsidiaries, or the assets or business of ICNB or any of the Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on ICNB. To the knowledge of ICNB, there is no factual basis that presents a reasonable probability that any such action, suit, proceeding, claim, arbitration, or investigation will be commenced. The ICNB Disclosure Statement contains copies of all shareholder proposals and director nominations received by ICNB since January 1, 2006, and copies of all correspondence received by ICNB or its directors from the persons making such proposals and/or director nominations.

        4.9.           Regulatory Filings. In the last four (4) years:

4.9.1 Regulatory Filings. ICNB has filed in a timely manner all material filings with regulatory bodies for which filings are required; and

        4.9.2       Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such misstatements or omissions that are not reasonably likely to have a Material Adverse Effect on ICNB.

        4.10.           No Indemnification Claims. There is no action, suit, proceeding, claim, arbitration, or investigation pending or to the knowledge of ICNB threatened by any person, including without limitation any governmental or regulatory agency, against any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person from ICNB.

        4.11.           Conduct of Business. Each of ICNB and the Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, and insurance; and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on ICNB. Without limiting and notwithstanding the foregoing, in each case with respect to Sections 4.11.1 through 4.11.4 below where such violation would be reasonably likely to have a Material Adverse Effect on ICNB, neither ICNB nor any Subsidiary, to ICNB’s knowledge:

        4.11.1       Privacy – Unaffiliated Third Parties. Has shared non public personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations or ordinances;

        4.11.2       Privacy – Affiliates. Has shared personal information regarding consumers or customers other than experience information, with any affiliated third party except as would be permitted under the Fair Credit Reporting Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations or ordinances;

        4.11.3       Privacy –HIPAA Compliance. Has (i) share or use, or permit its business associates to share or use, protected health information except as would be permitted under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), or (ii) engaged in any business activities that would cause it to be a “covered entity” under HIPAA; and

        4.11.4       Lending Practices. Has engaged in lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00), the Michigan Consumer Mortgage Protection Act, or the laws regarding lending practices of any state in which the property securing a loan is located.

        4.12.           Proxy Statement, Etc.

        4.12.1       Accurate Information. The information to be supplied by ICNB for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; and (b) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholders’ Meeting.

        4.12.2       Compliance of Filings. All documents that ICNB or any Subsidiary is responsible for filing with any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

        4.13.           Agreements with Bank Regulators. Neither ICNB nor any Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or is material and in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has ICNB nor any Subsidiary have been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except where such order, decree, agreement, memorandum of understanding, extraordinary supervisor letter, commitment letter or similar submission would not have a Material Adverse Effect on ICNB. Neither ICNB nor any Subsidiary is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, ICNB knows of no reason attributable to ICNB why the regulatory approvals referred to in Section 4.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.

        4.14.           Tax Matters.

        4.14.1       Taxes Defined. “Taxes” means federal, state, local, or foreign income, gross receipts, payroll, employment, excise, stamp, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty, or addition thereto, whether disputed or not.

        4.14.2       Tax Returns. ICNB and each Subsidiary have filed all federal income Tax Returns and all other material Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        4.14.3       Tax Assessments and Payments. All material Taxes due and payable by ICNB and the Subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of ICNB and the Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on ICNB’s Financial Statements as of December 31, 2005, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 2005. There is no lien on any of ICNB’s or the Subsidiaries’ assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.

        4.14.4       Tax Audits. None of the Tax Returns of ICNB and the Subsidiaries filed for any of the last five tax years has been audited by the Internal Revenue Service (the “IRS”) or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning the accuracy of tax or information returns or the assessment or collection of Taxes pending or, to ICNB’s knowledge, threatened with respect to ICNB or any Subsidiary. No claim concerning the calculation, assessment or collection of taxes has been asserted with respect to ICNB or any Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in ICNB’s Financial Statements. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of ICNB or any Subsidiary.

        4.14.5       Tax Accounting. Neither ICNB nor any Subsidiary have been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code by reason of a voluntary change in accounting method initiated by ICNB or a Subsidiary and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither ICNB nor any Subsidiary has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.

        4.14.6       Excess Parachute Payments. To ICNB’s knowledge, no compensation that will be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by ICNB, any Subsidiary, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code).

4.14.7 Tax Positions. The tax and audit positions taken by ICNB and the Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith.

        4.15.           Title to Properties. ICNB and the Subsidiaries have good, sufficient, and marketable title to all of their material properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in ICNB’s Financial Statements as of December 31, 2005, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

4.15.1 Reflected on Balance Sheet. As reflected on ICNB's Financial Statements as of September 30, 2006;

4.15.2 Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of ICNB and that would not have a Material Adverse Effect on ICNB;

        4.15.3        Immaterial Imperfections. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby; and

        4.15.4       Public Easements, Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

        4.16.           Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by ICNB or any Subsidiary, including other real estate owned (“ICNB’s Real Property”) and also with respect to each parcel of real property leased by ICNB or any Subsidiary (“ICNB’s Leased Real Property”), all of which are listed on the ICNB Disclosure Statement, to ICNB’s knowledge:

        4.16.1       Zoning. None of ICNB, the Subsidiaries, ICNB’s Real Property, or ICNB’s Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement.

        4.16.2       Buildings. All buildings and improvements to ICNB’s Real Property and ICNB’s Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

        4.16.3       No Condemnation. None of ICNB’s Real Property or ICNB’s Leased Real Property is the subject of any pending condemnation action. To ICNB’s Knowledge, there is no proposal under active consideration by any public or governmental authority or entity to acquire ICNB’s Real Property or ICNB’s Leased Real Property for any governmental purpose.

        4.16.4       Assessments. There is no pending or to ICNB’s Knowledge proposed special assessment affecting or which may affect ICNB’s Real Property or ICNB’s Leased Real Property, except as listed on the ICNB Disclosure Statement.

        4.17.           Real and Personal Property Leases. With respect to each lease and license pursuant to which ICNB or any Subsidiary, as lessee or licensee, has possession of real or material personal property (“ICNB’s Leases”):

        4.17.1       Valid. Each of ICNB’s Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

        4.17.2       No Default. There is no existing and declared default under any of ICNB’s Leases or any event that with notice or passage of time, or both, would constitute a default with respect to ICNB, any Subsidiary, or, to the knowledge of ICNB, any other party to the contract, which default could have a Material Adverse Effect on ICNB.

        4.17.3       Assignment. None of ICNB’s Leases contain a prohibition against assignment by ICNB or any Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by the Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable the Subsidiaries prior to the Effective Time.

        4.18.           Required Licenses, Permits, Etc. ICNB and the Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, the lack of which could have a Material Adverse Effect on ICNB. All such licenses, certificates, franchises, and rights are in full force and effect, except where effect of which would not, individually or in the aggregate, have a Material Adverse Effect.

        4.19.           Material Contracts and Change of Control. Except as contained in the ICNB Disclosure Statement, neither ICNB nor any of the Subsidiaries are a party to any agreement or understanding described below.

        4.19.1       Borrowing Commitments. Any agreement or commitment made to ICNB or the Subsidiaries permitting it to borrow money in excess of $250,000 as to which ICNB or the Subsidiaries are a debtor, pledgor or obligor.

        4.19.2       Benefit Plans. Any profit-sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other employee benefit plan or any plan, agreement, contract, authorization, or arrangement pursuant to which any person is or will become entitled to any benefit upon a change in control of ICNB or the Subsidiaries.

4.19.3 Correspondents. Any written correspondent banking contracts.

        4.19.4       Asset Transactions. Any agreement or understanding (i) for the sale of its assets in excess of $50,000 outside of the ordinary course of business; (ii) for the grant of any preferential right to purchase any of its assets, properties, or rights in excess of $50,000; or (iii) which requires the consent of any third party to the transfer and assignment of any assets, properties, or rights in excess of $50,000.

        4.19.5       Long-term Contracts. Any agreement which obligates ICNB or the Subsidiaries for a period in excess of one year, which has a value in excess of $50,000, to purchase services, materials, supplies, merchandise, facilities, or equipment and which is not terminable without cost or penalty on not more than sixty (60) days’ notice.

4.19.6 Capital Expenditures. Any agreement for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $50,000.

        4.19.7       Unfunded Loan Commitments. Any agreement or understanding entered into to make a loan not yet fully disbursed or funded as of December 31, 2006, to any person, wherein the undisbursed or unfunded amount exceeds $150,000.

4.19.8 Participation Agreements. Any loan participation agreement with any other person entered into subsequent to December 31, 2005, in excess of $150,000 and on the books at December 31, 2006.

        4.19.9       Other Contracts. Any agreement or understanding not otherwise disclosed or excepted pursuant to this Section 4.19 (Material Contracts and Change of Control) which is material to the properties, financial condition, business, or results of operations of ICNB and the Subsidiaries, taken as a whole.

        4.19.10       Data Processing Contracts. Except as described in the ICNB Disclosure Statement, all data processing contracts of ICNB or the Subsidiaries are cancelable by ICNB or the Subsidiaries on or before the Effective Time without cost, penalty, or further obligation.

        4.19.11       Contract Affected by the Merger. There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur, or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or the change of control, or merger of ICNB or any Subsidiary or the liquidation of ICNB upon consummation of the Merger where any of the following: (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any material right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by ICNB or any Subsidiary (or Acquirer or any of its subsidiaries as their successors) or have a Material Adverse Effect on ICNB.

        4.20.           Certain Employment Matters.

        4.20.1       Employment Policies, Programs, and Procedures. The policies, programs, and practices of ICNB and the Subsidiaries relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.

        4.20.2       Record of Payments. There is no existing or outstanding material obligation of ICNB or the Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment (as defined in Section 4.20.3 (Employment-Related Payments)) to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of ICNB and/or its Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

        4.20.3       Employment-Related Payments. For purposes of this Plan of Merger, “Employment-Related Payments” include any payment to be made with respect to any contract for employment; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

        4.20.4       Employment Claims. There is no dispute, claim, or charge, pending or, to ICNB’s knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of ICNB, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to ICNB or the Subsidiaries which would have a Material Adverse Effect on ICNB.

4.20.5 Employment Related Agreements. ICNB and the Subsidiaries are not parties to, or bound by, any oral or written, except as contained in the ICNB Disclosure Statement:

        (a)        Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of ICNB or any Subsidiary that is not terminable by ICNB or such Subsidiary upon 60 days’ or less notice without penalty or obligation;

        (b)        Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing;

        (c)        Plan, agreement or practice with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee or former employee; or

(d) Any collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.

        4.21.        Employee Benefit Plans. With respect to any “employee welfare benefit plan,” any “employee pension benefit plan,” or any “employee benefit plan” within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any stock purchase, stock option, severance, change-in-control, bonus, incentive, deferred compensation or other employee benefit plan or arrangement, whether or not subject to ERISA (each referred to as an “Employee Benefit Plan”), maintained by or for the benefit of ICNB or any Subsidiary or their predecessors or to which ICNB or any Subsidiary or their predecessors has made payments or contributions on behalf of its employees or directors, each of which is listed on the ICNB Disclosure Statement:

        4.21.1       ERISA Compliance. ICNB, the Subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

        4.21.2       Internal Revenue Code Compliance. ICNB, the Subsidiaries, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.

        4.21.3       Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt “prohibited transaction” as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

        4.21.4       Plan Termination. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1997, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the “PBGC”), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

4.21.5 Multiemployer Plan. No Employee Benefit Plan is a “multiemployer plan”within the meaning of Section 3(37)(A) of ERISA.

4.21.6 Defined Benefit Plan. No Employee Benefit Plan in effect as of the date of this Plan of Merger is a “defined benefit plan” within the meaning of Section 3(35) of ERISA.

4.21.7 Payment and Accrual of Contributions. ICNB has made when due, or fully accrued for, all contributions required under each Employee Benefit Plan and under applicable laws and regulations.

        4.21.8       Payment of Benefits. There is no payment that has become due from any Employee Benefit Plan, any trust created thereunder, or from ICNB or any Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

        4.21.9       Accumulated Funding Deficiency. No Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an “accumulated funding deficiency” as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

        4.21.10        Funding. Neither ICNB nor any Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

        4.21.11       Filing of Reports. Each of ICNB and the Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing which would have a Material Adverse Effect.

        4.22.           Environmental Matters.

        4.22.1        Owned or Operated Property. With respect to: (i) the real estate owned or leased by ICNB or any Subsidiary or used in the conduct of their businesses; (ii) any other real estate owned by any Subsidiary; (iii) any real estate held and administered in trust by the Bank, if any; (iv) and any property with respect to which ICNB has any legal or equitable authority, right or interest to transfer or otherwise obtain title; and (v) to ICNB’s knowledge, any real estate formerly owned or leased by ICNB, the Subsidiaries, or any former subsidiary of ICNB (collectively referred to as “Premises”):

        (a)        Construction and Content. To the knowledge of ICNB, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance. Without limiting the generality of this Section, to the knowledge of ICNB, the Premises are free of asbestos except to the extent properly sealed or encapsulated if and to the extent required by all applicable Environmental Laws and all applicable workplace safety and health laws and regulations.

        (b)        Uses of Premises. To the knowledge of ICNB, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage of normal quantities of office supplies and customary cleaning and maintenance products.

        (c)        Underground Storage Tanks. To the knowledge of ICNB the Premises do not contain and have never contained any underground storage tanks. With respect to any underground storage tank that is listed in the ICNB Disclosure Statement as an exception to the foregoing, to the knowledge of ICNB, each such underground storage tank presently or previously located on Premises is or has been maintained, removed, or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been fully remediated.

        (d)        Absence of Contamination. To the knowledge of ICNB, the Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.

        (e)        Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving ICNB or any Subsidiary that is pending, previously asserted or, to ICNB’s knowledge, threatened under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To ICNB’s knowledge, there is no basis for any of the foregoing.

        (f)        Environmental Reports. ICNB has provided Acquirer with copies of any and all reports, data, information and documents in its possession or control relating to contamination, potential contamination or other environmental conditions or other environmental conditions at, on, under or from the Premises.

        4.22.2       Loan Portfolio. With respect to any real estate securing any outstanding loan and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, to the knowledge of ICNB, the Bank has complied in all material respects with its policies, if any (as such policies may have been in effect from time to time and as disclosed in the ICNB Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property at a level giving rise to material liability of ICNB or the Bank and whether or not a release of a Hazardous Substance has occurred at or from such property.

        4.22.3       Environmental Laws; Hazardous Substance. For purposes of this Plan of Merger, “Environmental Laws” means all laws, ordinances, rules, regulations, permits, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and any analogous state law; and “Hazardous Substance” has the meaning set forth in Section 9601 of CERCLA and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

        4.23.           Duties as Fiduciary. To the knowledge of ICNB, the Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. The Bank has not received notice of any claim, allegation, or complaint from any person that the Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in ICNB’s Financial Statements.

        4.24.           Investment Bankers and Brokers. ICNB has employed SAMCO Capital Markets, Inc. (“SAMCO”) in connection with the Merger. ICNB, the Subsidiaries, and their respective affiliates, directors, officers, investment bankers, attorneys, and agents (collectively, “ICNB’s Representatives”) have not employed, engaged, or consulted with any broker, finder, or investment banker other than SAMCO in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by ICNB to SAMCO in connection with the Merger, as described in the ICNB Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation payable by ICNB or any Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between ICNB and SAMCO are included in the ICNB Disclosure Statement.

        4.25.           Fairness Opinion. ICNB’s Board of Directors has received an oral opinion of SAMCO in its capacity as ICNB’s financial advisor, substantially to the effect that the consideration to be received by the holders of the ICNB Common Stock in the Merger is fair to the holders of ICNB Common Stock from a financial point of view.

        4.26.           ICNB-Related Persons. For purposes of this Plan of Merger, the term “ICNB-Related Person” shall mean any person or entity who or which is an “Insider” as defined in Regulation O, section 2.15.2(h).

        4.26.1       Insider Loans. No ICNB-Related Person has any loan, credit or other contractual arrangement outstanding with ICNB or the Subsidiaries that does not conform to any applicable rules and regulations of the FDIC or the Federal Reserve Board.

        4.26.2       Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of ICNB or a Subsidiary, no ICNB-Related Person owns or controls any assets or properties that are used in the business of ICNB or any Subsidiary.

        4.26.3       Contractual Relationships. Other than ordinary and customary banking, directorship and employment relationships, no ICNB-Related Person has any contractual relationship with ICNB or any Subsidiary.

        4.26.4       Loan Relationships. No ICNB-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, ICNB or any Subsidiary in a principal amount of $100,000 or more.

        4.27.           Change in Business Relationships. To its knowledge, ICNB has not received written notification that any customer, agent, representative, supplier of ICNB or any Subsidiary, or other person with whom ICNB or any Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with ICNB or any Subsidiary, the effect of which would have a Material Adverse Effect on ICNB.

        4.28.           Insurance. ICNB and each Subsidiary maintains in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are believed to be customary and adequate for comparable entities engaged in the same business and industry. There is no pending unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering ICNB or any Subsidiaries’ assets, properties, premises, operations, directors or personnel. ICNB and the Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense and/or indemnification may be available to ICNB or the Subsidiaries.

        4.29.           Books and Records. The books of account, minute books, stock record books, and other records of ICNB are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of ICNB and the Subsidiaries contain accurate and adequate records of all corporate actions actually taken by their shareholders, board of directors, and committees of the board of directors in all material respects. Since January 1, 2002, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2002, have been made available for Acquirer’s review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

        4.30.           Loan Guarantees. All guarantees of indebtedness owed to ICNB or any Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies and except where such unenforceability is not reasonably likely to have a Material Adverse Effect on ICNB.

        4.31.           Events Since January 1, 2006. Neither ICNB nor any Subsidiary has, since January 1, 2006:

        4.31.1       Business in Ordinary Course. Other than as contemplated by this Plan of Merger, or except as contained in the ICNB Disclosure Statement, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability that does not exceed $50,000 or for the aggregate of any group of related liabilities that do not exceed $100,000.

        4.31.2       Strikes or Labor Trouble. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other organized labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on ICNB.

        4.31.3       Discharge of Obligations. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on ICNB’s Financial Statements as of December 31, 2005, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability, or obligation that does not exceed $50,000 or for the aggregate of any group of related liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $100,000.

        4.31.4       Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge, and encumbrance for indebtedness that does not exceed $100,000 or for the aggregate of any group of mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $200,000.

        4.31.5       Contract Amendment or Termination. Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties, or operations of ICNB or the Subsidiaries, except as may be expressly provided in this Plan of Merger.

        4.31.6       Casualty Losses. Experienced any damage, destruction, or loss (whether or not covered by insurance) individually or in the aggregate that has had or is reasonably likely to have a Material Adverse Effect on ICNB.

4.31.7 Accounting Changes. Made any change in accounting methods or practices of ICNB or the Subsidiaries, except as required by applicable governmental authorities or by GAAP.

        4.31.8       Write-downs. Made any write-down in excess of $50,000 of any of its assets which were reflected in ICNB’s Financial Statements which write-downs have not been reflected in subsequent ICNB Financial Statements.

        4.31.9       Employee Benefits. Made any increase in the salary schedule, compensation, rate, fee, or commission of ICNB’s or the Subsidiaries’ employees, officers, or directors, or any declaration, commitment, or obligation of any kind for the payment by ICNB or the Subsidiaries of a bonus or other additional salary, compensation, fee, or commission to any person, except for increases made in the ordinary course of business and consistent with past practices.

        4.31.10        Waivers. Waived or released any material right or claim of ICNB or the Subsidiaries in excess of $100,000 except in the ordinary course of business (including, but not limited to, loan or lease collection actions).

        4.32.           Allowance for Loan Losses. The allowance for loan losses as reflected in ICNB’s Financial Statements and Call Reports for the fiscal year ended December 31, 2005, and the fiscal quarter ended September 30, 2006, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

        4.33.           Loan Origination and Servicing. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, the Bank and Austin Mortgage, Inc. have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on ICNB.

        4.34.           Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by ICNB to ICNB’s shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such mis-statement or omission that is not reasonably likely to have a Materially Adverse Effect on ICNB.

        4.35.           No Insider Trading. ICNB has reviewed its stock transfer records since January 1, 2006, and has inquired of its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, ICNB has not, and to ICNB’s knowledge (a) no director or officer of ICNB, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of ICNB Common Stock or other securities issued by ICNB during any period when ICNB was in possession of material nonpublic information in violation of any applicable provision of federal or state securities laws.

        4.36.           Joint Ventures; Strategic Alliances. Neither ICNB nor any Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

        4.37.           Policies and Procedures. Since January 1, 2006, ICNB and each Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Acquirer as applicable to the periods when those policies and procedures were in effect except where the failure to comply would not be reasonably likely to have a Material Adverse Effect.

ARTICLE 5 –COVENANTS PENDING CLOSING

                Subject to the terms and conditions of this Plan of Merger, ICNB and Acquirer further agree that:

        5.1.           Disclosure Statements; Additional Information.

        5.1.1       Form and Content. The Acquirer Disclosure Statement and the ICNB Disclosure Statement shall contain appropriate references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan or Merger. The parties have each prepared and delivered two complete copies of its Disclosure Statement to the other party.

        5.1.2       Update. Not less than the six Business Days prior to the Closing, each party shall deliver to the other an update to its Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

        5.1.3       Certification. Each of Acquirer’s and ICNB’s Disclosure Statement and its update shall be certified on its behalf by appropriate executive officers (which in the case of ICNB shall be its president, chief executive officer and chief financial officer) that such Disclosure Statement does not contain any untrue statement of a material fact, or fail to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

        5.2.           Changes Affecting Representations. While this Plan of Merger is in effect, if either Acquirer or ICNB becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article 3 or 4, respectively, subject to the exceptions contained in the Acquirer Disclosure Statement or the ICNB Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

        5.3.           ICNB’s Conduct of Business Pending the Effective Time. ICNB agrees that, until the Effective Time, except as consented to in writing by Acquirer or as otherwise provided in this Plan of Merger, ICNB shall, and it shall cause each Subsidiary to:

        5.3.1       Ordinary Course. Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger; and not make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.

        5.3.2       No Inconsistent Actions. Take no action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by ICNB in this Plan of Merger, and take no action that would cause ICNB’s representations and warranties to become untrue in any material respect except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction or this Plan of Merger.

        5.3.3       Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Acquirer has been notified of such contest.

5.3.4 No Amendments. Make no change in its Articles of Incorporation, charter, or its Bylaws except as contemplated by this Plan of Merger.

        5.3.5       Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.

        5.3.6       No Change in Stock. Except as contemplated by this Plan of Merger: (a) make no change in the number of shares of its capital stock issued and outstanding; (b) grant no warrant, option, or commitment relating to its capital stock; (c) enter into no agreement relating to its capital stock; (d) issue no securities convertible into its capital stock; and (e) repurchase any shares of ICNB’s stock. The parties agree that any breach of this covenant shall be considered material for purposes of this Plan of Merger.

        5.3.7       Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, except for reasonable wear and tear and damage by fire or other casualty covered by insurance.

        5.3.8       Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

        5.3.9       Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

        5.3.10       Charge-Offs. Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior practices of ICNB and the Bank and applicable industry, regulatory, and generally accepted accounting standards; provided, however, that the allowance for loan and lease losses shall not be less than 1.28% of total loans.

        5.3.11       Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

        5.3.12       New Directors or Executive Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors, (b) elect or appoint any person to an executive office, or (c) hire any person to perform the services of an executive officer.

        5.3.13       Compensation and Fringe Benefits. Without Acquirer’s prior written consent, take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group, except for increases, agreements or payments which are reasonable in amount and consistent with the prior year, annual salary increases as described in the ICNB Disclosure Statement and the payment of bonuses that have previously been approved by the board of directors of ICNB as described in the ICNB Disclosure Statement.

        5.3.14       Benefit Plans. Take no action to introduce, change, or agree to introduce or change, any Employee Benefit Plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger; make no contribution to any employee pension benefit plan other than employer contributions to the 401(k) Plan that are consistent in timing and amounts with the contributions made for 2005 and 2004.

        5.3.15       New Employment Agreements. Take no action to enter into any employment agreement that is not terminable by ICNB or a Subsidiary, as the case may be, without cost or penalty upon 60 days’ or less notice.

5.3.16 Borrowing. Take no action to borrow money except in the ordinary course of business.

        5.3.17       Mortgaging Assets. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except dealing with financial assets in the ordinary course of business, and except for property or assets, or any group of related properties or assets, that have a fair market value of less than $50,000.

        5.3.18              Notice of Actions. Notify Acquirer of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (a) ICNB or any Subsidiary; (b) their respective directors, officers, or employees in their capacities as such; (c) ICNB’s or any Subsidiaries’ assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger.

        5.3.19       Charitable Contributions. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that in the aggregate will have a fair market value of not greater than $50,000.

        5.3.20       Large Expenditures. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to ICNB or its Subsidiaries, except pursuant to prior commitments or plans made by ICNB or any Subsidiary that are disclosed in the ICNB Disclosure Statement.

        5.3.21       New Service Arrangements. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to ICNB or any Subsidiary that is not terminable by ICNB without penalty upon 60 days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger.

        5.3.22       Capital Improvements. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting (i) pursuant to prior commitments or plans made by ICNB or any Subsidiary that are disclosed in the ICNB Disclosure Statement; or (ii) upon five (5) Business Days prior written notice to Acquirer, ICNB may renew any existing lease without the consent of the Acquirer on terms not materially less favorable to ICNB, except for rent increases consistent with inflation or prevailing rents.

        5.3.23       Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service.

        5.3.24       Derivatives. Take no action to commit to purchase, purchase or otherwise acquire any high risk derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations in the ordinary course of business and consistent with past practices.

        5.3.25       Insider Loans. Take no action to make any loan or make any loan commitment to any director, officer or principal shareholder of ICNB or the Subsidiaries, or any affiliate of any such person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by the Subsidiaries to the person and the person’s immediate family and affiliates, exceed $500,000; provided, however, that this restriction shall not apply to any renewals or extensions of loans or credit facilities on terms consistent with those in effect at the date of this Plan of Merger, advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan.

        5.3.26       No Discharges. Take no action to discharge or satisfy any mortgage, lien, charge, or encumbrance other than as a result of the payment of liabilities in accordance with their terms, or except in the ordinary course of business, if the cost to ICNB or the Subsidiaries to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

        5.3.27       Satisfaction of Liabilities. Take no action to pay any obligation or liability, absolute or contingent, in excess of $100,000 except liabilities shown on the ICNB Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated by this Plan of Merger.

        5.3.28       Claims and Settlements. Take no action to institute, settle, or agree to settle any claim, action, or proceeding involving an expenditure in excess of $50,000 before any court or governmental body.

        5.3.29       Insider Contracts. Enter into or amend any contract, agreement, or other transaction with any ICNB-Related Person except in the ordinary course of business or as permitted by this Plan of Merger.

        5.4.           Approval of Plan of Merger by ICNB Shareholders. ICNB, acting through its Board of Directors, shall, in accordance with the Michigan Act and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, convene, and hold the Shareholders’ Meeting as soon as practicable following the date of this Plan of Merger.

        5.4.1       Board Recommendation. Except while ICNB has received in writing a Superior Proposal (defined below) that is still pending, at the Shareholders’ Meeting and in any proxy materials used in connection with the meeting, the Board of Directors of ICNB shall recommend that its shareholders vote for approval of this Plan of Merger and the Merger.

5.4.2 Solicitation of Proxies. Except while a Fiduciary Event (defined below) has occurred and continues:

(a) ICNB shall use all reasonable efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shareholders’ Meeting.

        (b)        Except while ICNB has received in writing a Superior Proposal that is still pending, ICNB shall use its reasonable efforts to secure the vote of shareholders required by the Michigan Act and ICNB’s Articles of Incorporation and Bylaws to approve this Plan of Merger.

        5.4.3       Fiduciary Event. A “Fiduciary Event” shall have occurred when the Board of Directors of ICNB has (a) received in writing a Superior Proposal that is then pending, (b) determined in good faith (having considered the advice of legal counsel) that its fiduciary duties to ICNB’s shareholders under applicable law would require the Board of Directors to withdraw, modify, or change its recommendation, and (c) determined to accept and recommend the Superior Proposal to the shareholders of ICNB.

        5.4.4       Superior Proposal. A “Superior Proposal” means any bona fide unsolicited Acquisition Proposal (as defined in Section 5.8.1 (No Solicitation)) made by a third party on terms that the Board of Directors of ICNB determines in its good faith judgment, having considered the advice of SAMCO or another financial advisor of recognized standing, to be materially more favorable to ICNB’s shareholders than this Plan of Merger from a financial point of view after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, rule or regulation.

        5.4.5       Notice. ICNB shall notify Acquirer at least ten (10) Business Days prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to its shareholders for approval of this Plan of Merger.

        5.5.           Regular Dividends. ICNB shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of ICNB Common Stock other than regular annual cash dividends on ICNB Common Stock in an amount not to exceed a quarterly rate of $0.23 per share in a manner consistent with ICNB’ s past dividend practice; provided, however, that no dividend will be paid if the Bank is not well capitalized or if the payment of such dividend would cause the Bank not to be well capitalized.

        5.6.           Technology-Related Contracts. Until the Effective Time, ICNB shall advise Acquirer of all anticipated renewals or extensions of material existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving ICNB or any Subsidiary. The material Technology-Related Contracts of ICNB and its Subsidiaries are contained in the ICNB Disclosure Statement. Notwithstanding any other provision of this Section 5.6, neither ICNB nor any Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

        5.6.1       Contract Notices. ICNB or its Subsidiaries shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology-Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time except if such agreement is reasonably believed to be necessary for ICNB or a Subsidiary to conduct business in the ordinary course. Such notices may be conditioned upon the consummation of the Merger.

        5.6.2       Extensions and Renewals. ICNB and its Subsidiaries shall cooperate with Acquirer in negotiating with each vendor the length of any new, extension, or renewal term of these Technology-Related Contracts in those cases where such extension or term extends beyond the Effective Time.

        5.6.3       New Agreements. Neither ICNB nor any Subsidiary shall enter into any new Technology-Related Contract, except with Acquirer’s consent (which consent shall not be unreasonably withheld or delayed if such agreement is reasonably believed to be necessary for ICNB or a Subsidiary to conduct business in the ordinary course).

        5.7.           Indemnification and Insurance.

        5.7.1       Indemnification. Acquirer shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the present and former directors and officers of ICNB or any Subsidiary under its Articles of Incorporation, articles of organization, charter, or Bylaws included in the ICNB Disclosure Statement which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time. This Section 5.7 (Indemnification and Insurance) is for the benefit of persons who are or have been directors or officers of ICNB and its Subsidiaries and shall be enforceable by and only by such persons and their estates and personal representatives.

        5.7.2       Insurance. Acquirer shall use all commercially reasonable efforts to cause the persons currently serving or having served as officers and directors of ICNB immediately prior to the Effective Time to be covered for a period of at least six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by ICNB or any Subsidiary with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Acquirer may substitute, for ICNB’s current coverage, (a) coverage under policies maintained by Acquirer that offer comparable or better coverage and amounts, and that contain terms and conditions that, considered in the aggregate, are not materially less advantageous to the directors and officers than ICNB’s current policy, and (b) an undertaking by Acquirer to maintain such coverage for the remaining period of the six year period provided for by this Section. In no event shall Acquirer be required to spend, directly or indirectly through ICNB or a Subsidiary, more than $150,000 in the aggregate (the “Insurance Amount”) to either maintain or procure insurance coverage pursuant to this Plan of Merger. Coverage under Acquirer’s policy shall not be considered “materially less advantageous” than ICNB’s policy because of a higher deductible amount if Acquirer undertakes in writing to pay any difference in deductible amounts. If Acquirer does not advise ICNB in writing prior to the Shareholders’ Meeting that it has procured such coverage and that it undertakes to procure and maintain coverage that offers comparable or better coverage and amounts, and that contains terms and conditions that, considered in the aggregate, are not materially less advantageous than ICNB’s current policy for the remaining period of the six year period provided for by this Section without regard to the insurance Amount, ICNB shall be permitted (after giving Acquirer three Business Days prior written notice and an additional two Business Day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount. This Section 5.7 is for the benefit of persons who are or have been directors or officers of ICNB or any subsidiary and shall be enforceable by such persons and their estates and personal representatives.

        5.8.           Exclusive Commitment. Except as provided below or otherwise permitted by this Plan of Merger, neither ICNB nor any of ICNB’s Representatives shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

        5.8.1       No Solicitation. Neither ICNB nor any of ICNB’s Representatives, shall, directly or indirectly, (i) invite, initiate, solicit, or encourage an Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal unless a Fiduciary Event has occurred and continues or such discussions or negotiations are reasonably believed to be reasonably likely to lead to a Superior Proposal. A proposal, offer, or other expression of interest concerning an Acquisition Transaction (defined below) shall be referred to as an “Acquisition Proposal.” For purposes of this Plan of Merger, an “Acquisition Transaction” means: (a) a merger, consolidation, share exchange, tender offer, exchange offer, sale of shares or any similar transaction, involving ICNB or any of the Subsidiaries other than the Merger; (b) a transaction involving purchase, lease or other acquisition of all or a majority of the assets and assumption of a majority of the deposits and other liabilities of ICNB and its Subsidiaries on a consolidated basis not in the ordinary course; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 40% or more of the voting power of ICNB; or (d) any substantially similar transaction.

        5.8.2       Communication of Other Proposals. ICNB shall cause written notice to be delivered to Acquirer promptly upon receipt of any Acquisition Proposal. Such notice shall contain the material terms and conditions of the Acquisition Proposal to which such notice relates. Within ten Business Days after ICNB’s receipt of an Acquisition Proposal, ICNB shall give notice to Acquirer whether or not a Fiduciary Event has occurred or a Superior Proposal is reasonably likely to result, and if not, ICNB’s notice shall include a copy of ICNB’s unequivocal rejection of the Acquisition Proposal in the form actually delivered to the person from whom the Acquisition Proposal was received. Thereafter, ICNB shall promptly notify Acquirer of any material changes in the terms, conditions, and status of such Acquisition Proposal.

        5.8.3       Furnishing Information. Unless a Fiduciary Event has occurred and continues or ICNB reasonably believes that there is a reasonable likelihood that a Superior Proposal would result, neither ICNB nor any of ICNB’s Representatives shall furnish any nonpublic information concerning ICNB or any Subsidiary to any person who is not affiliated or under contract with ICNB or Acquirer, except as required by applicable law, regulations or fiduciary duties. Prior to furnishing such information to any person who is not affiliated or under contract with ICNB or Acquirer, a Fiduciary Event must have occurred and ICNB shall receive from such person an executed confidentiality agreement with terms no less favorable to ICNB than those contained in its confidentiality agreement with Acquirer and ICNB shall then provide only such information as has been furnished previously to Acquirer.

        5.8.4       Corporate Liability for Individual’s Breach. For the purposes of this Section, any breach of this Section by an executive officer, director, attorney or financial advisor of ICNB in his or her individual capacity shall be deemed to be a breach by ICNB.

        5.9.           Other Filings. Acquirer shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Acquirer shall provide ICNB with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as ICNB may reasonably request. Acquirer shall provide ICNB with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

        5.10.           Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. The parties will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

        5.11.           Registration Statement. Acquirer shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Acquirer of the shares of Acquirer Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required before the Registration Statement becomes effective. Acquirer shall provide ICNB with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement and each form of Prospectus and Proxy Statement before filing. Acquirer shall provide ICNB, upon request, copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Acquirer shall notify ICNB of any stop orders or threatened stop orders with respect to the Registration Statement. ICNB shall provide to Acquirer all necessary information pertaining to ICNB promptly upon request, and to use all reasonable efforts to obtain the cooperation of ICNB’s independent accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement. In the Prospectus and Proxy Statement, Acquirer shall indicate that forward looking information and financial projections have been prepared by and are the responsibility of Acquirer.

        5.12.           Access and Investigation. Between the date of the Plan of Merger and the Closing, for the purpose of permitting an examination of ICNB by Acquirer’s officers, attorneys, accountants, and representatives, ICNB shall:

5.12.1 Access. Permit, and shall cause each of its Subsidiaries to permit, full access to their respective properties, books, and records at reasonable times.

        5.12.2       Cooperation. Use reasonable efforts to cause its and each of its Subsidiaries’officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by Acquirer’s officers, attorneys, accountants, and representatives.

5.12.3 Information. Furnish Acquirer, upon reasonable request, any information respecting its and each of its Subsidiaries’ properties, assets, business, and affairs.

        5.12.4       Consents. Acquirer acknowledges that certain information may not be disclosed by ICNB without the prior written consent of persons not affiliated with ICNB or its Subsidiaries. If such information is requested, then ICNB shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

        5.12.5       Return and Retention. In the event of termination of this Plan of Merger, Acquirer agrees to promptly return or to destroy all written materials furnished to it by ICNB and its Subsidiaries, and all copies, notes, and summaries of such written materials. ICNB agrees to preserve intact all such materials that are returned to it and to make such materials reasonably available upon reasonable request or subpoena for a period of not less than six years from the termination of this Plan of Merger.

        5.13.           Confidentiality. Except as provided below, Acquirer and ICNB each agree:

        5.13.1       Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

        5.13.2       No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

        5.13.3       Excepted Information. The provisions of this Section shall not preclude the parties or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

        5.13.4       Prohibit Insider Trading. The parties shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, ICNB’s stock until such information is properly disclosed to the public.

        5.14.           Environmental Investigation.

        5.14.1       Investigation. Acquirer shall be permitted to conduct and obtain not later than thirty (30) Business Days after the date of this Plan of Merger (or within 30 Business Days after the acquisition or lease of any real property acquired or leased after the date of this Plan of Merger) a report of a phase one environmental assessment of: (a) any or all parcels included in the Premises; (b) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned by ICNB or any Subsidiary; and (c) any other real estate acquired by any Subsidiary in satisfaction of a debt previously contracted. Upon request, ICNB and its Subsidiaries shall provide reasonable assistance, including site access, a knowledgeable contact person, documentation relating to the real estate, and any prior environmental investigations or reports in ICNB’s possession to Acquirer’s consultant for purposes of conducting the phase one assessments.

        5.14.2       Environmental Risk. If there are any facts or conditions identified in a phase one assessment or in any other reports or other documents disclosed by ICNB or otherwise obtained by Acquirer that Acquirer reasonably believes could pose a current or future risk of material liability to ICNB or Acquirer (“Environment Risk”), then Acquirer shall identify the Environmental Risk to ICNB, identify the facts or conditions underlying that risk, and provide ICNB with a copy of the phase one assessment or other reports or documents relating to the Environmental Risk unless already in the possession of ICNB.

        5.14.3       Remediation Estimate. Upon receipt of all notice(s) of Environmental Risk, the parties shall jointly retain a qualified environmental consultant (the “Joint Environmental Consultant”) to perform an investigation of the environmental condition of the relevant portion(s) of the Premises (the “Environmental Investigation”). Based on the results of the Environmental Investigation, the Joint Environmental Consultant shall prepare an estimate of the cost of taking all investigative, remedial or other corrective actions and measures (the “Remediation Estimate”) that are required of ICNB or Acquirer by any Environmental Laws, including applicable cleanup standards, or reasonably likely to be required by applicable law. In the event that Acquirer requests that ICNB submit one or more baseline environmental assessments (“BEA”) to the Michigan Department of Environmental Quality (“MDEQ”) for any property consistent with Section 5.14.9 (below), the Joint Environmental Consultant shall not prepare a Remediation Estimate for that property unless either: (i) ICNB has failed to obtain a written determination of adequacy from the MDEQ with regard to the BEA(s) prior to the Remediation Cost Deadline (as that term is defined below), or (ii) the MDEQ has conclusively denied the adequacy of the BEA(s). In the event that ICNB obtains a written determination of adequacy for any property prior to the Remediation Cost Deadline (as that term is defined below), the Joint Environmental Consultant shall not prepare a Remediation Estimate for that property, and there shall be no adjustment to the Merger Consideration for that property under Section 5.14.8(b) below.

        5.14.4       Estimate of Potential Liability. Upon Acquirer’s request, the Joint Environmental Consultant shall prepare an estimate of the cost of all investigative, remedial or other corrective actions and measures that could be required under any relevant Environmental Laws (the “Estimate of Potential Environmental Liability”) for each Environmental Risk. In calculating the amount of the Estimate of Potential Environmental Liability, the Joint Consultant shall assume that neither ICNB nor the Acquirer would have a valid legal defense to potential environmental liability under any relevant Environmental Laws.

        5.14.5       Scope of the Environmental Investigation. The Joint Environmental Consultant shall undertake all Environmental Investigation necessary to allow for the preparation of a reasonably accurate Remediation Estimate and Estimate of Potential Liability for each Environmental Risk identified.

        5.14.6       Joint Consultant Fees. The parties shall share equally in any fees, costs and/or expenses charged by the Joint Environmental Consultant relating to or resulting from work or services performed pursuant to this Plan of Merger except those fees, costs or expenses relating to or resulting from matters set forth in Sections 5.14.10 (Removal of Underground Storage Tanks) and 5.14.11 (Baseline Environmental Assessments), which shall be at the sole cost and expense of ICNB.

        5.14.7       Remediation Cost. Each party shall have five (5) business days after receipt of the Remediation Estimate to provide the other party with a written objection, which shall state in reasonable detail the basis for such objection. If neither party has provided such a written objection within five (5) business days of receipt of the Remediation Estimate, the Remediation Estimate shall be deemed the Remediation Cost for the Purposes of this Plan of Merger. If either party provides a written objection as set forth above, the parties shall engage in good faith discussions to reach agreement on the Remediation Cost for a time period not to exceed ten (10) business days. If the parties are unable to reach agreement on the Remediation Cost then two environmental experts, one of whom shall be appointed by the Acquirer and the other of whom shall be appointed by ICNB, shall each prepare an independent Remediation Estimate (each, such estimate an “Independent Remediation Estimate”) within ten (10) business days, which they shall immediately submit in writing to the Acquirer and ICNB. If each such Independent Remediation Estimate is within 10% of the numerical average of both such estimates, then the Remediation Cost shall be determined by taking the numerical average of both such estimates. If each such Independent Remediation Estimate is not within 10% of the numerical average of both such estimates, then the two environmental experts shall within ten (10) days after such ten (10) day period, mutually select and appoint a third environment expert (the “Third Party Expert”), similarly qualified, and give written notice thereof to the Acquirer and ICNB. Within fifteen (15) days after the appointment of the Third Party Expert, the three (3) experts shall each submit their Remediation Estimates in writing to the Acquirer and ICNB, and the Remediation Cost shall be determined by taking the numerical average of the two estimates that are closest together. The cost of obtaining all estimates shall be divided equally between the parties.

        5.14.8       Termination/Right to Abandon. Acquirer may, in its sole discretion, terminate this Plan of Merger at any time prior to March 31, 2007 based on the results of the Environmental Investigation by providing written notice to ICNB. In the event that Acquirer does not terminate this Plan of Merger prior to March 31, 2007, the parties shall proceed as follows:

        (a)        If the Remediation Cost is $150,000 or less, then the parties shall have no rights under this paragraph and there shall be no further modification to the Plan of Merger due to an Environmental Risk.

        (b)        If the Remediation Cost is between $150,000 and $600,000 (pre-tax), there shall be an adjustment to the Merger Consideration equal to the excess of the Remediation Cost over $150,000 but in no event shall the adjustment exceed $450,000, and provided that the adjustment shall be only for the net after-tax cost to Acquirer and shall proportionately adjust both the Stock Consideration and the Cash Consideration.

        (c)        If the Remediation Cost, is greater than $600,000, then Acquirer shall have the right pursuant to Section 8.3.2 (Environmental Risks) hereof, for a period of twenty (20) Business Days following determination of the Remediation Cost to terminate this Plan of Merger, which shall be Acquirer’s sole remedy in such event.

        5.14.9       Remediation Cost Deadline. The parties shall determine the Remediation Cost by no later than two weeks before the mailing date for the Prospectus and Proxy Statement (the “Remediation Cost Deadline”). Any adjustment to the Merger Consideration as a result of this Section shall be included in the Prospectus and Proxy Statement. After the Remediation Cost Deadline, the parties shall have no further right to an adjustment of the Merger Consideration or termination of this Plan of Merger under this Section.

        5.14.10       Removal of Underground Storage Tanks. In the event that any underground storage tanks (“USTs”) are identified at the Premises during or as a result of the phase one assessments or otherwise, ICNB shall, upon Acquirer’s request, arrange to have all such USTs removed prior to the Remediation Cost Deadline in accordance with any and all Environmental Laws at ICNB’s sole cost and expense.

        5.14.11       Baseline Environmental Assessments. If during the course of any environmental investigation undertaken in conjunction with this Plan of Merger soil and/or groundwater contamination in excess of cleanup criteria established by the MDEQ pursuant to Part 201 or Part 213 of the Michigan Natural Resources and Environmental Protection Act (MCL 324.20101 et seq, MCL 324.21301 et seq) is identified at, on or under the Premises at a property for which ICNB can legally submit a BEA, then ICNB shall, at Acquirer’s request, submit a BEA to the MDEQ for a determination of adequacy. Acquirer shall have the right to review and comment on any BEA(s) prior to submission to the MDEQ. Prior to the Remediation Cost Deadline ICNB shall obtain from the MDEQ either: (i) favorable and conclusive written determination of adequacy of the BEA; or (ii) a conclusive written denial of the adequacy of the BEA.

        5.15.        Termination of Employee Benefit Plans.

        5.15.1       401(k) Plan. ICNB shall terminate the Bank’s 401(k) Plan (collectively, the “ICNB Plan”) as of a date prior to the Effective Time, if requested by Acquirer to do so. ICNB shall provide Acquirer with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of Acquirer to complete the termination process of the ICNB Plan as soon as practicable after the Effective Time. Upon receipt of a favorable IRS determination letter with respect to the terminations of the ICNB Plan (which termination applications shall be prepared by Acquirer and its counsel with the participation and cooperation of ICNB and its counsel), Acquirer shall offer, if permissible and reasonably feasible, the participants in the ICNB Plan the option to transfer or roll over their benefits into the Acquirer 401(k) plan.

        5.15.2       Other Plans. No further benefits shall accrue under the ICNB Bank Directors’Deferred Compensation Plan or the ICNB Amended and Restated Deferred Compensation and Deferred Stock Purchase Plan after the Effective Time. ICNB agrees that prior to the Effective Time it will amend the ICNB Amended and Restated Deferred Compensation and Deferred Stock Purchase Plan to require that all distributions be in cash and not in the form of common stock.

        5.16.           Bank. Acquirer intends to operate the Bank as a separate wholly-owned subsidiary of Acquirer.

        5.17.           Public Announcements. Acquirer and ICNB shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger, except as may be otherwise required by law. Neither Acquirer nor ICNB shall issue any news releases with respect to this Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.

        5.18.           Regulatory and Shareholder Approvals. ICNB and the Subsidiaries will cooperate in the preparation by Acquirer and Acquirer’s Subsidiaries of the applications to the Federal Reserve Board and any other regulatory authorities as may be necessary in connection with all governmental approvals requisite to the consummation of the transactions contemplated by this Agreement. Acquirer and ICNB will each cooperate in the preparation of the applications, statements, or materials as may be required to be furnished to the shareholders of ICNB or filed or submitted to appropriate governmental agencies in connection with the Merger. ICNB shall prepare the Prospectus and Proxy Statement as contemplated by this Plan of Merger. ICNB shall provide Acquirer with reasonable opportunities to review and comment upon the Prospectus and Proxy Statement and each amendment. ICNB agrees to make all such changes and/or additions as may reasonably be requested by Acquirer.

        5.19.           Update of Titles, Rights, Etc. Before the Effective Time, each of ICNB and the Subsidiaries shall, upon written request of Acquirer, prepare and file any and all documentation necessary to reflect the current name of ICNB or the Subsidiary, as applicable, on all rights, titles, interests and registrations for all real and personal property and securities which Acquirer specifically identifies and which are held in the name of a predecessor entity.

        5.20.           Exchange of Financial Information.

        5.20.1       Quarterly Information. ICNB and Acquirer shall each, as promptly as practicable, deliver to the other copies of each quarterly consolidated financial statement for the calendar quarters ending after the date of this Plan of Merger.

5.20.2 ICNB Information. After the execution of this Plan of Merger until the Effective Time of the Merger, ICNB shall promptly deliver to Acquirer copies of:

        (a)        Each monthly internal financial report prepared with respect to ICNB and each of the Subsidiaries on a consolidated or unconsolidated basis. ICNB represents and warrants that such information shall be consistent with the financial information as used for internal purposes by ICNB in the management of its consolidated business; and

(b) Each financial report or statement submitted to regulatory authorities for ICNB and each of the Subsidiaries.

        5.21.       Certain Employment Covenants. Acquirer covenants and agrees to pay severance payments to any employee of ICNB whose job is eliminated as a result of the Merger, consistent with the Acquirer’s prior practice, in an amount not less than two (2) weeks base salary, or its equivalent for hourly employees, if any, for each year of continuous employment with the Bank or ICNB; provided, however, that no such severance payment shall exceed an amount equal to twelve (12) weeks base salary, or its equivalent for hourly employees, if any. Acquirer further covenants and agrees that all employees of ICNB who are employed by Acquirer or any of its affiliates (including former ICNB subsidiaries) shall receive credit for his or her years of service at the Bank for purposes of vesting in Acquirer’s 401(k) plan and for determination of vacation and eligibility for other benefits.

        5.22.       Board Matters. Acquirer will support the appointment, subject to action by the Bank’s Board of Directors, of Mr. James Fast as President and Chief Executive Officer of the Bank as of the Effective Time. Acquirer will also appoint an individual recommended by ICNB as an outside and independent member of the Board of Directors of Acquirer at its next regularly scheduled Board of Directors meeting following the Effective Time with that individual to serve until the 2008 annual shareholders meeting of the Acquirer. Acquirer also agrees, subject to the approval of the Bank’s Board of Directors, to nominate that individual for election at the 2008 annual shareholders meeting of the Acquirer to a three year term as a director of the Acquirer.

        5.23.       Affiliates. Within thirty (30) days of the date of this Plan of Merger, ICNB will provide to Acquirer a list of each director, executive officer and other person who would be deemed an “Affiliate” of ICNB for the purpose of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”) and shall update such list as necessary upon the reasonable request of Acquirer. Acquirer will provide each such Affiliate with guidance on how to comply with Rule 145 under the Securities Act.

        5.24.       NASDAQ Approval. Acquirer shall cause the Shares of Acquirer and ICNB Common Stock to be issued in the Merger to be listed on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

        5.25.       Charter andName Change. In the event that Acquirer desires to convert the Bank into a state-chartered bank at or following the Effective Time, the Board of Directors of ICNB will assist in the regulatory process for such charter change and will approve any necessary change to the name of the Bank.

ARTICLE 6 —CONDITIONS PRECEDENT TO ACQUIRER’S OBLIGATIONS

                All obligations of Acquirer under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Acquirer), prior to or at the Closing, of each of the following conditions.

        6.1.           Renewal of Representations and Warranties, Etc.

        6.1.1       Representations and Warranties. The representations and warranties of ICNB contained in this Plan of Merger shall be true, correct and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the ICNB Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Closing that were or will be true, correct and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect on ICNB.

        6.1.2       Compliance with Agreements. ICNB shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by ICNB prior to or at the Closing in all material respects.

        6.1.3       Certificates. Compliance with Sections 6.1.1 (Representations and Warranties) and 6.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of ICNB, dated as of the date of the Closing, certifying the foregoing in such detail as Acquirer may reasonably request.

        6.2.           Opinion of Legal Counsel. ICNB shall have delivered to Acquirer an opinion of its counsel, dated as of the date of the Closing, consistent with Exhibit D and reasonably satisfactory to counsel for Acquirer. Such opinion shall also cover such other matters incident to the transactions contemplated in this Plan of Merger as Acquirer and its counsel may reasonably request. In rendering its opinion, counsel for ICNB may rely on certificates of governmental officials and officers of ICNB or any of its subsidiaries.

        6.3.        Required Regulatory Approvals. Acquirer shall have received all approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by ICNB or Acquirer of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority’s imposition of non-standard conditions on approval that are not reasonably acceptable to Acquirer and all statutory or regulatory waiting periods shall have expired without notice of any regulatory objection to the consummation of the Merger.

        6.4.        Shareholder Approval. The shareholders of ICNB shall have approved this Plan of Merger and the Merger by the requisite vote.

        6.5.           Order, Decree, Etc. Neither Acquirer nor ICNB shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger. 6.6. Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened: (a) against or relating to ICNB, a Subsidiary, or its or their respective directors and officers (in the capacity as such), properties, or businesses with respect to which there is a reasonable possibility that it will result in any liability that is reasonably likely to have a Material Adverse Effect on ICNB; or (b) that challenges the Merger or this Plan of Merger.

        6.7.           Certificate as to Outstanding Shares. Acquirer shall have received one or more certificates dated as of the date of the Closing and signed by the secretary of ICNB on behalf of ICNB, and by the transfer agent for ICNB Common Stock, certifying (a) the total number of shares of capital stock of ICNB issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary’s certification, the number of shares of ICNB Common Stock, if any, that are issuable on or after that date, all in such form as Acquirer may reasonably request.

        6.8.           Change of Control Waivers. Within twenty (20) Business Days after the date of the Plan of Merger, Acquirer shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of ICNB upon consummation of the Merger under (a) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a Material Adverse Effect on ICNB; and (b) each contract identified in Exhibit C (collectively, the “Designated Contracts”); all in form and substance reasonably satisfactory to Acquirer.

        6.9.           Other Agreements. Mr. James D. Fast shall have executed and entered into the Employment Agreement attached as Exhibit B hereto (which shall become effective at the Effective Time and which shall supersede the Management Continuity Agreement dated February 7, 1999) and a Management Continuation Agreement in the form attached to the Acquirer Disclosure Statement and such agreement shall not have been cancelled or terminated by Mr. Fast.

        6.10.           Fairness Opinion.

        6.10.1       Acquirer shall have received an opinion from Austin Associates, LLC, reasonably acceptable to Acquirer, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to Acquirer’s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Acquirer shall have used all reasonable efforts to obtain such a fairness opinion.

        6.10.2       SAMCO shall have delivered a written opinion to ICNB containing substantially the same opinion as its oral opinion dated as of the date of this Plan of Merger and renewed as of the date of approximately the date of the Prospectus and Proxy Statement and a true and complete copy of that written opinion shall have been provided to Acquirer.

        6.11.           Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

        6.12.           NASDAQ Approval. Acquirer shall have received approval of NASDAQ to list the Acquirer common shares to be issued in connection with the Merger.

        6.13.           Closing Equity. The Closing Equity of ICNB shall be greater than $23,400,000. “Closing Equity”shall mean the total shareholder’s equity of ICNB as determined under GAAP as of the end of the month immediately preceding the Closing Dateexcluding each of the following: (i) transaction costs of up to $650,000 (including, but not limited to, investment banker fees and expenses, legal fees and expenses, accounting fees and expenses, printing and distribution costs for the Prospectus and Proxy Statement, proxy solicitation fees and expenses, etc.); (ii) any Remediation Cost or reserve for the Remediation Estimate; (iii) pre-closing changes or adjustments requested by Acquirer; (iv) the amount by which a loan loss reserve of 1.28 exceeds a reserve which can be justified under GAAP due to changes and events occurring after December 31, 2006; and (v) any change in net unrealized gains or losses recorded pursuant to Financial Accounting Standard 115 after December 31, 2006.

        6.14.           Sarbanes-Oxley Certification of Financial Statements. The Chief Executive Officer and the Chief Financial Officer of ICNB shall certify ICNB’s Financial Statements to Acquirer in the form attached as Exhibit A.

ARTICLE 7 —CONDITIONS PRECEDENT TO ICNB’S OBLIGATIONS

                All obligations of ICNB under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of ICNB), prior to or at the Closing, of each of the following conditions:

        7.1.           Renewal of Representations and Warranties, Etc.

        7.1.1       Representations and Warranties. The representations and warranties of Acquirer contained in this Plan of Merger shall be true, correct, and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Acquirer Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Effective Time that were or will be true, correct, and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete, individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect on Acquirer.

        7.1.2       Compliance with Agreements. Acquirer shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by it prior to or at the Closing in all material respects.

        7.1.3       Certificates. Compliance with Sections 7.1.1 (Representations and Warranties) and 7.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Acquirer, dated as of the date of the Closing, certifying the foregoing in such detail as ICNB may reasonably request.

        7.2.           Opinion of Legal Counsel. Acquirer shall have delivered to ICNB an opinion of its counsel, dated as of the date of the Closing, consistent with Exhibit E and reasonably satisfactory to counsel for ICNB. Such opinion shall also cover such other matters incident to the transactions contemplated in this Plan of Merger as ICNB and its counsel may reasonably request. In rendering its opinion, counsel for Acquirer may rely on certificates of governmental officials and officers of Acquirer or any of its subsidiaries.

        7.3.           Tax Matters. Acquirer and ICNB shall have received an opinion of Varnum, Riddering, Schmidt & Howlett LLP, reasonably satisfactory in form and substance to ICNB, and subject to customary representations, assumptions, conditions and qualifications, substantially to the effect that:

        7.3.1       Qualified Reorganization. The Merger of ICNB with and into Acquirer will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Acquirer and ICNB will each be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

        7.3.2       No Gain or Loss. No gain or loss will be recognized by the shareholders of ICNB who receive shares of Acquirer Common Stock in exchange for all of their shares of ICNB Common Stock, except where (i) any cash is received in lieu of a fractional share of Acquirer Common Stock; or (ii) any shareholder elects to receive cash instead of Acquirer Common Stock.

        7.3.3       Stock Tax Basis. The basis of the Acquirer Common Stock to be received by shareholders of ICNB will, in each instance, be the same as the basis of the respective shares of ICNB Common Stock surrendered in exchange therefor.

        7.3.4       Holding Period. The holding period of the Acquirer Common Stock received by shareholders of ICNB will, in each instance, include the period during which the ICNB Common Stock surrendered in exchange therefor was held, provided that the ICNB Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of ICNB at the Effective Time of the Merger.

        7.3.5       Character of Gain. Any gain recognized by ICNB shareholders on the receipt of cash in exchange for their ICNB Common Stock will be characterized as capital gain, provided that the ICNB shareholders held their ICNB Common Stock as a capital asset and further provided that such shareholders’ receipt of cash in exchange of their ICNB Common Stock is not treated as essentially equivalent to a dividend.

        7.4.            Required Regulatory Approvals. ICNB and Acquirer shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by ICNB and Acquirer of their respective obligations under this Plan of Merger and the consummation of the Merger.

        7.5.           Shareholder Approval. ICNB shall have received the requisite approval of its shareholders of this Plan of Merger and the Merger.

        7.6.           Order, Decree, Etc. Neither Acquirer nor ICNB shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

        7.7.           Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Acquirer, a subsidiary of Acquirer, or its or their respective directors and officers (in the capacity as such), properties, or businesses with respect to which there is a reasonable possibility that it will result in any liability that is reasonably likely to have a Material Adverse Effect on Acquirer.

        7.8.           Fairness Opinion. ICNB shall have received an oral opinion from SAMCO, reasonably acceptable to Acquirer, dated as of the date of this Plan of Merger and renewed that opinion in a written opinion as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to ICNB’s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that ICNB shall have used all reasonable efforts to obtain such a fairness opinion.

        7.9.           Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

        7.10.        NASDAQ Approval. Acquirer shall have received approval of NASDAQ to list the Acquirer common shares to be issued in connection with the Merger.

        7.11.           Other Agreements. Acquirer shall have executed and entered into the Employment Agreement attached as Exhibit B hereto and a Management Continuation Agreement in the form attached to the Acquirer Disclosure Statement.

ARTICLE 8 —ABANDONMENT OF MERGER

                This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of ICNB may have previously been obtained) as follows:

        8.1.           Mutual Abandonment. By mutual consent of the Board of Directors, or duly authorized committees thereof, of Acquirer and ICNB.

        8.2.        Upset Date. By either Acquirer or ICNB if the Merger has not been consummated on or before October 31, 2007 (the “Upset Date”), and such failure to consummate the Merger is not caused by a breach of this Plan of Merger by the terminating party.

        8.3.           Acquirer’s Rights to Terminate. By Acquirer under any of the following circumstances:

        8.3.1       Failure to Satisfy Closing Conditions. If any of the conditions specified in Article 6 (Conditions Precedent to Acquirer’s Obligations) have not been satisfied or waived by Acquirer at such time as such condition can no longer be satisfied notwithstanding ICNB’s use of all commercially reasonable efforts to comply with those covenants given by ICNB in this Plan of Merger.

8.3.2 Environmental Risks. If Acquirer has given ICNB notice of termination based on an unacceptable environmental risk, as provided in Section 5.14 (Environmental Investigation).

8.3.3 Occurrence of a Fiduciary Event. At any time while a Fiduciary Event has occurred and continues.

8.3.4 Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on ICNB.

        8.3.5       Community Reinvestment Act Rating. If, prior to the Closing, the Bank is examined for compliance with the Community Reinvestment Act and receives a rating lower than “Satisfactory” or, if the report of examination is still pending on the date of the Closing, Acquirer is unable to satisfy itself that the Bank will receive a rating of Satisfactory or better.

        8.3.6       Shareholder Approval. This Plan of Merger is not approved by the requisite vote of the shareholders of ICNB notwithstanding ICNB’s use of all commercially reasonable efforts to obtain such approval through solicitation and/or delay of the meeting date.

8.3.7 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

        8.4.           ICNB’s Rights to Terminate. By ICNB under any of the following circumstances:

        8.4.1       Failure to Satisfy Closing Conditions. If any of the conditions specified in Article 7 (Conditions Precedent to ICNB’s Obligations) have not been met or waived by ICNB at such time as such condition can no longer be satisfied notwithstanding Acquirer’s use of all commercially reasonable efforts to comply with those covenants given by Acquirer in this Plan of Merger.

        8.4.2       Shareholder Approval. This Plan of Merger is not approved by the requisite vote of the shareholders of ICNB notwithstanding ICNB’s use of all commercially reasonable efforts to obtain such approval through solicitation and/or delay of the meeting date.

8.4.3 Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Acquirer.

8.4.4 Occurrence of a Fiduciary Event. At any time while a Fiduciary Event has occurred and continues.

8.4.5 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

8.4.6 Upset Condition. At the Closing, if the Upset Condition then exists and Acquirer has not elected to cure the Upset Condition as provided above.

        8.5.           Effect of Termination.

        8.5.1       General. In the event of termination of this Plan of Merger by either ICNB or Acquirer as provided in this Article, this Plan of Merger shall forthwith have no effect, and neither ICNB nor Acquirer, any of their respective subsidiaries, nor any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of Merger, or in connection with the transactions contemplated by this Plan of Merger, except that (a) Sections 5.13 (Confidentiality), 5.17 (Public Announcements), 8.5 (Effect of Termination), 9.3 (Nonsurvival of Representations, Warranties, and Agreements), and 9.5 (Expenses) shall survive any termination of this Plan of Merger, and (b) notwithstanding anything to the contrary contained in this Plan of Merger, neither ICNB nor Acquirer shall be relieved or released from any of its liabilities or damages arising out of a willful breach of representations and warranties made by it or a willful failure to perform any of its covenants in this Plan of Merger.

        8.5.2       Termination Notice. In the event of the termination of this Plan of Merger as provided in Sections 8.1 through 8.4, notice shall immediately be given to the other party or parties specifying the provision of this Plan of Merger pursuant to which termination is made.

        8.5.3       Reimbursement of Expenses. ICNB agrees that if this Plan of Merger is terminated as a result of a breach of a covenant by ICNB, except pursuant to Section 8.5.4, below, then ICNB shall promptly (and in any event within 10 Business Days after such termination) pay all reasonable and actual expenses of Acquirer in an amount not to exceed $300,000. Acquirer agrees that if this Plan of Merger is terminated as a result of a breach of a covenant by Acquirer, then Acquirer shall promptly (an in any event within 10 Business Days after such termination), pay all reasonable and actual expenses of ICNB in an amount not to exceed $300,000. For the purposes of this Section 8.5.3 and Section 8.5.4, the term “expenses” of ICNB or Acquirer, as applicable, shall include all reasonable and actual out-of-pocket expenses of such party (including all fees and expenses of counsel, accountants, financial advisors, experts, and consultants to that party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Plan of Merger. For purposes of this Section 8.5.3 and Section 8.5.4, in the event any payment required by ICNB is prohibited by written directive of a regulatory authority issued after the date of this Agreement, then such payment shall not be due until the earlier of (i) the lifting or removal of such prohibition, or (ii) the consummation of an Acquisition Transaction.

        8.5.4       Termination Fee. If, after this Plan of Merger is executed, both the following conditions are met then ICNB shall, upon demand, pay Acquirer in immediately available funds, the amount of $1,750,000 (“Termination Fee”). The Termination Fee shall be deemed to include all reasonable and actual expenses incurred by Acquirer in connection with the transactions contemplated by this Plan of Merger:

        (a)        either (i) the Board of Directors of ICNB or the shareholders of ICNB accept or approve any Acquisition Proposal or Superior Proposal which competes with or is otherwise inconsistent with the transactions contemplated by this Plan of Merger; (ii) the shareholders of ICNB fail to approve this Plan of Merger after a written Acquisition Proposal or Superior Proposal has been communicated (whether through ICNB, the media or some other medium) to the shareholders which competes with or is otherwise inconsistent with the transactions contemplated by this Plan of Merger; or (iii) this Plan of Merger is terminated due to a Fiduciary Event; and

(b) within 12 months after termination of the Agreement either (x) ICNB enters into a written agreement to be acquired in an Acquisition Transaction; or (y) an Acquisition Transaction is consummated.

        8.5.5       Notices. ICNB shall notify Acquirer promptly in writing of the occurrence of any Acquisition Proposal or Superior Proposal. The giving of such notice by ICNB shall not be a condition to the right of Acquirer to payment of the Termination Fee.

ARTICLE 9 —MISCELLANEOUS

        Subject to the terms and conditions of this Plan of Merger, Acquirer and ICNB further agree as follows:

        9.1.        “Material Adverse Effect” Defined. As used in this Plan of Merger, the term “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or could have a material negative impact on the business, assets, financial condition, results of operations, properties or value of Acquirer and the Acquirer Subsidiaries, taken as a whole, or ICNB and the Subsidiaries, taken as a whole, as the case may be. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in GAAP, generally applicable to financial institutions and their holding companies; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses contemplated by this Plan of Merger reasonably related to the transaction contemplated in this Plan of Merger incurred or paid without violation of the representations, warranties or covenants in this Plan of Merger.

        9.2.        “Knowledge” Defined; “Person” Defined; “Affiliate” Defined. As used in this Plan of Merger, the term “Knowledge” or “to the knowledge of” means the actual knowledge of any director or officer (as the term “officer” is defined in Rule 16a-1 of the Exchange Act) of ICNB or Acquirer or their respective significant subsidiaries (as defined in SEC Regulation S-X), as the case may be. “Person,” whether or not capitalized, has the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Act and shall also mean any association, partnership, limited liability company, limited partnership, trust, joint venture or other legal entity. “Affiliate” of, or a person “Affiliated” with (whether or not capitalized) means a specific person that directly or indirectly, through one or more intermediaries (by virtue of legal or beneficial ownership, contractual rights, or otherwise) controls, is controlled by, or is under common control with, the person specified.

        9.3.        Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the agreements attached as Exhibit B and Sections 5.7, 5.13, 5.21, and 5.22 to this Plan of Merger.

        9.4.           Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Acquirer and ICNB, executed by the respective authorized officers, at any time prior to the Effective Time.

        9.5.                         Expenses. Except as otherwise provided in this Plan of Merger, ICNB and Acquirer shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of printing and filing the Registration Statement shall be paid by Acquirer. The costs of printing and mailing the Prospectus and Proxy Statement to ICNB’s shareholders shall be borne by ICNB.

        9.6.        Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of ICNB, its Subsidiaries, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court’s discretion.

        9.7.           Waiver. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the Board of Directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party’s right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty. 9.8. Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by electronic mail or fax transmission (if receipt by the intended recipient is confirmed by reply in like manner and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to ICNB: James Fast 302 W. Main St. P.O. Box 501 Ionia, Michigan 48846-0501	With a copy to: Gordon Lewis, Esq. Warner, Norcross & Judd LLP 900 Fifth Third Building 111 Lyon Street, N.W. Grand Rapids, MI 49503

If to Acquirer: Thomas Sullivan Firstbank Corporation 311 Woodworth Alma, Michigan 48801	With a copy to: Harvey Koning, Esq. Varnum,Riddering,Schmidt & Howlett LLP Bridgewater Place, Suite 1700 333 Bridge Street, N.W. Grand Rapids, MI 49504

        9.9.           Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

        9.10.           Entire Agreement; Amendment. This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party in laws may assign any of its rights or obligations under this Plan of Merger to any other person, except that Acquirer may assign its rights to any Acquirer Subsidiary.

        9.11.           Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Acquirer and ICNB and their respective successors. Except to the extent provided in Section 5.7 (Indemnification and insurance) and Section 5.21 (Certain Employment Covenants), nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than Acquirer and ICNB any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

        9.12.           Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

        9.13.           Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.

        9.14.           Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Ionia, Michigan.

         9.15.           Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

        9.16.           Further Assurances; Privileges. Each of Acquirer and ICNB shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as maybe reasonably requested to carry out the terms and provisions of this Plan of Merger.

[This space intentionally left blank; signature page follows]

        IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

ICNB FINANCIAL CORPORATION ("ICNB") By: /s/ James D. Fast —————————————— James D. Fast President and Chief Executive Officer

FIRSTBANK CORPORATION ("Acquirer") By: /s/ Thomas R. Sullivan —————————————— Thomas R. Sullivan President and Chief Executive Officer

LIST OF EXHIBITS

EXHIBIT A – CERTIFICATION OF FINANCIAL INFORMATION

EXHIBIT B – EMPLOYMENT AGREEMENT WITH JAMES FAST

EXHIBIT C – THE DESIGNATED CONTRACTS

EXHIBIT D – ICNB OPINION OF LEGAL COUNSEL

EXHIBIT E – ACQUIRER OPINION OF LEGAL COUNSEL

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EXHIBIT A

FINANCIAL STATEMENTS CERTIFICATION

I, [Name of Certifying Officer], certify that:

1.	I have reviewed the consolidated financial statements of ICNB Financial Corporation (“ICNB”) and its subsidiaries contained in the Prospectus and Proxy Statement distributed to ICNB shareholders (collectively, the “ICNB Financial Statements”);

2.	Based on my knowledge, the ICNB Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the ICNB Financial Statements; and

3.	Based on my knowledge, the ICNB Financial Statements fairly present in all material respects the financial condition, results of operations and annual cash flows of ICNB as of, and for, the periods presented in the ICNB Financial Statements.

—————————————— [Name of Certifying Officer] [Title of Certifying Officer] ICNB Financial Corporation

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EXHIBIT B

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 1st day of February, 2007, by and among FIRSTBANK CORPORATION, a Michigan corporation (“Firstbank”), THE IONIA COUNTY NATIONAL BANK OF IONIA, a national bank of the United States of America (the “Bank”), and JAMES D. FAST (“Executive”).

        WHEREAS, Firstbank and ICNB Financial Corporation, the parent corporation of the Bank, are parties to an Agreement and Plan of Merger, dated February 1, 2007, whereby ICNB Financial Corporation shall merge with and into Firstbank (the “Merger”); and

        WHEREAS, the parties desire to enter into this Agreement, which is intended to set forth in its entirety the terms and conditions of the employment relationship between the Bank and Executive; and

        WHEREAS, this Agreement shall become effective if and only if the Merger is consummated, at which time it shall replace and supersede all prior employment and change of control agreements between the Executive and the Bank and/or ICNB Financial Corporation;

        NOW, THEREFORE, the parties agree as follows:

    1.        Effective Date and Term. This Agreement shall become effective if and only if the Merger takes place and shall automatically become effective at the Effective Time of the Merger, and shall expire on the third anniversary of the Effective Time. This Agreement and the simultaneously executed Management Continuity Agreement shall supersede all previous agreements and understandings pertaining to Executive’s employment with and compensation by the Bank, ICNB Financial Corporation, and/or Firstbank or any of their Affiliates, including, but not limited to, that certain Management Continuity Agreement dated February 7, 1999, by and between Executive and ICNB Financial Corporation (the “1999 Agreement”); provided, however, that this Agreement shall not terminate vested rights of Executive under the terms of any retirement, deferred compensation or benefit plan or arrangement that has been disclosed to Firstbank, nor shall this Agreement terminate any right of Executive to indemnification under the Articles or Bylaws of the Bank.

    2.        Employment. Executive is employed as the President and Chief Executive Officer of the Bank and to render such executive services consistent with that position to the Bank as may from time to time be reasonably directed by Firstbank’s Chief Executive Officer. In the event of elimination of the positions of President and Chief Executive Officer of the Bank as a result of consolidation of the Bank, Executive will be employed in another reasonably suitable executive position with duties as determined by Firstbank. Executive shall perform his duties under this Agreement in accordance with reasonable standards and policies established from time to time by the Board of Directors of Firstbank.

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    3.        Cash Payment. Firstbank shall pay Executive a lump sum cash payment on January 2, 2008 in the amount of Three Hundred Fifty Thousand Dollars ($350,000), subject to any applicable withholding taxes, in lieu of any and all payments and benefits to which he would otherwise have been entitled under the 1999 Agreement. It is agreed that the obligation to make this payment is fixed and absolute, and that this payment is not subject to forfeiture or setoff of any kind whatsoever.

    4.        Compensation. Firstbank agrees to pay Executive a minimum base annual salary in the sum of One Hundred Forty Nine Thousand, Three Hundred Dollars ($149,300) (“Base Salary”). The Base Salary provided herein shall be payable in accordance with the periodic payment procedures for all executives of the Bank. Base Salary may be increased by Firstbank each year in its discretion. Executive’s salary shall be subject to the applicable withholding taxes required with respect to compensation paid by a corporation to an Executive. Executive will not receive any additional compensation for service on the Board of Directors of the Bank or any of its subsidiaries.

    5.        Annual Incentive Compensation. In addition to the Base Salary provided for in Section 4, Executive shall be entitled to earn Annual Incentive Compensation as may be from time to time authorized and declared by the Board of Directors of Firstbank for the benefit of Firstbank’s bank presidents.

    6.        Benefits. Executive shall also be entitled to receive benefits consistent with those provided to other comparable executives within the Firstbank organization, including, but not limited to, health insurance, 401(k) participation, and paid vacation.

    7.        Management Continuity Agreement. Simultaneously with the execution and delivery of this Agreement, Firstbank shall enter into a Management Continuity Agreement with Executive in the form attached as Appendix A to this Agreement, which shall be effective as of the Effective Time of the Merger and which shall provide Executive with the benefits described in that Management Continuity Agreement. For a period of two years after the Effective Time of the Merger, the provisions of Section 11(b) and 11(c) of this Agreement shall supersede any conflicting provisions in the Management Continuity Agreement. Beginning two years after the Effective Time of the Merger, the provisions of Section 7 (Noncompetition) of the Management Continuity Agreement shall be in full force and effect.

    8.        Term of Employment. Executive’s employment shall be “at will” and may be terminated by the Bank or by Executive at any time, with our without Cause.

    9.        Consulting Agreement. In consideration of Executive’s post-employment commitments in Section 11 of this Agreement, if Executive’s employment is terminated by the Bank without Cause or if Executive terminates his employment for Good Reason, then the Bank shall retain Executive as a consultant (with independent contractor status) for the period from the date of termination of employment through that date which is three (3) years after the effective date of the Merger (the “Consulting Period”). During the Consulting Period Executive will make himself available as a part-time consultant, as requested, with reasonable accommodation for other time commitments, including other employment. The compensation for the consulting services will be Fifty Thousand Dollars ($50,000) per year, payable in monthly installments, plus the provision of health insurance benefits to Consultant and his dependents consistent with the health insurance benefits provided to Executive and his dependents during his employment, with COBRA rights to apply beginning at the end of the Consulting Period.

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        The Consulting Period will not apply and no consulting payments shall be paid if Executive voluntarily terminates his employment without Good Reason. For purposes of this Agreement, “Good Reason” shall mean only the following, in each case which is not cured within twenty (20) days after written notice has been provided by Executive to the Bank and to Firstbank:

(i) A reduction in Executive’s Base Salary;

(ii) A demotion of Executive or a material reduction of Executive’s duties hereunder;

(iii) Requiring Executive to be based in an area other than in the geographic area in which the Bank conducts material business; or

(iv) A material breach of this Agreement by Firstbank.

        For the avoidance of doubt, Good Reason shall not include the elimination of Executive’s position as President and Chief Executive officer of the Bank as a result of consolidation of the Bank, provided that Executive is provided other reasonably suitable executive duties as determined by Firstbank.

        The Consulting Period will not apply and no consulting payment shall be paid if the Bank terminates Executive’s employment for Cause. For purposes of this Agreement, for “Cause” shall mean termination for only the following reasons, in each case which is not cured within twenty (20) days after written notice has been provided to Executive:

(i) Personal dishonesty materially affecting Firstbank or any of its Affiliates;

(ii) Willful material misconduct;

(iii) Willful breach of a fiduciary duty involving personal profit;

(iv) Intentional failure to perform stated duties called for by this Agreement;

(v) Willful violation of any material law, rule, or regulation relating to the operation of Firstbank or any of its Affiliates;

(vi) The order of any court or supervising agency with jurisdiction over the affairs of Firstbank or any of its Affiliates; or

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(vii) Executive’s material violation of any material provision of this Agreement or willful material violation of any policy of Firstbank.

    10.        Death. In the event of the death of Executive during the term of this Agreement, Executive’s estate shall be entitled to receive the Cash Payment under Section 3 (if not already paid), the salary due Executive through the last day of the calendar month in which his death shall have occurred plus such other benefits as shall have accrued under this Agreement.

    11.        Confidentiality, Noncompetition, Nonsolicitation, Etc.

        Executive acknowledges that (i) Firstbank’s business is intensely competitive and that Executive’s employment by Firstbank requires that Executive have access to and knowledge of confidential information of Firstbank, including, but not limited to, the identity of Firstbank’s customers, the kinds of services provided by Firstbank to customers and offered to be performed for potential customers, the service needs of actual or prospective customers, product and service pricing information, marketing and business development strategies, Firstbank’s and customers’ financial information, computer software applications and other programs, personnel information, and other trade secrets (“Confidential Information”); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of Firstbank would place Firstbank at a competitive disadvantage and would cause damage, monetary or otherwise, to Firstbank’s business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 11 may constitute improper appropriation and/or use of such Confidential Information. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of Firstbank. Accordingly, Firstbank and Executive agree as follows:

(a) For purposes of this Section 11, Firstbank shall be construed to include Firstbank and all its Affiliates, including the Bank.

    (b)        During the term of this Agreement and at all times after the voluntary or involuntary termination of Executive’s employment, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, Executive, principal, or agent of any business, or in any other capacity, make known, disclose, furnish, make available, or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify Firstbank so that Firstbank may seek a protective order or other appropriate remedy. Executive agrees to return all Confidential Information, including all photocopies, extracts, and summaries thereof, and such information stored electronically on tapes, computer discs, or in any other manner to Firstbank upon termination of his employment for any reason.

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    (c)        If Executive’s employment is terminated (by either party, for any reason) before the second anniversary of the Effective Time of the Merger, then, until the second anniversary of the Effective Time off the Merger, Executive will not consult with, advise, manage, operate, control or be employed in any capacity by any business enterprise competing with Firstbank, or one of its subsidiaries, in any aspect of business actively being engaged in by Firstbank or one of its subsidiaries as of the date of termination. This non-competition restriction shall extend to Kent County and Ionia County and all geographical areas defined by a twenty-five (25) mile radius from the location of Firstbank’s home office and the home offices of all subsidiaries of Firstbank that exist as of the date of termination. Employment by the Executive for a banking institution or similar business that happens to maintain a branch office within the restricted territory shall not be deemed to be a violation of this non-competition provision so long as the location of the Executive’s personal office, and the territory or business locations being served, supervised or managed by the Executive in said new employment, are not located within the restricted area and so long as Executive does not directly or indirectly solicit or attempt to cause individuals or business entities that are customers of Firstbank to change or modify their banking or business relationships with Firstbank in any manner. This Section 11(c) will not apply to any time period after the second anniversary of the Effective Time of the Merger.

    (d)        During the term of his employment pursuant to this Agreement, and for two years following any termination of such employment which occurs within two years after the Effective Time of the Merger, Executive shall not, directly or indirectly, knowingly solicit, employ, or induce employees or customers of the Bank or of Firstbank to leave the employ of Firstbank or to transfer some or all of their business from Firstbank. This Section 11(d) will not apply if the termination of Executive’s employment occurs more than two years after the Effective Time of the Merger.

    (e)        Executive acknowledges that Firstbank would not be adequately compensated by damages in an action at law as a result of a material breach of this Agreement and that a material breach or threatened breach by him of any of the provisions contained in this Section 11 would cause Firstbank irreparable injury. Executive therefore agrees that Firstbank shall be entitled, in addition to any other right or remedy, to go to court to obtain a temporary, preliminary, or permanent injunction and monetary damages.

    (f)        Executive acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of Firstbank. Executive acknowledges that the existence of any claim or cause of action against Firstbank by Executive, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Firstbank of the restrictions and provisions contained in this Agreement.

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    12.        Survival. If Executive’s employment is terminated during the term of this Agreement, the noncompetition and nonsolicitation covenants, as each is described in Section 11, shall continue in full force and effect notwithstanding expiration of the term of this Agreement.

    13.        Affiliate Defined. For purposes of this Agreement, the term “Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with any of Firstbank, the Bank, or ICNB Financial Corporation, and includes, without limitation, any such entity and each of its subsidiaries.

    14.        No Assignments. This Agreement is personal to each of the parties hereto, and neither Firstbank nor Executive may assign or delegate any of the rights or obligations hereunder without first obtaining the written consent of the other party.

    15.        Other Contracts. As of the Effective Date, all other prior agreements regarding conditions of employment, whether written or oral, are hereby terminated and superseded by this Agreement, except as provided in Section 1 of this Agreement. This Agreement contains the entire understanding of the parties concerning Executive’s employment and supersedes all previous oral and written agreements.

    16.        Notices. Any notices under this Agreement shall be deemed given when in writing and delivered personally or sent by certified mail, postage prepaid, to the last known address of the party to whom notice is given. If sent by mail, notice shall be deemed given on the third day after mailing.

    17.        Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties.

    18.        Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

    19.        Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Moreover, if any provision contained in this Agreement shall be held to be excessively broad as to duration, activity, or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

    20.        Arbitration. Except as stated in Section 11 of this Agreement, any dispute, controversy, or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in Grand Rapids, Michigan, before a panel of three arbitrators, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Unless otherwise provided in the Rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the arbitrators’ fees and expenses, in such proportions as the arbitrators deem just. Each party shall be responsible for their own attorney fees.

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    21.        Governing Law. This Agreement shall be governed by the laws of the United States of America and the State of Michigan with venue and jurisdiction limited to the Circuit Court for Kent County, Michigan.

[Signature page follows.]

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        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

FIRSTBANK CORPORATION By: /s/ Thomas Sullivan —————————————— Thomas Sullivan President and Chief Executive Officer	EXECUTIVE By: /s/ James D. Fast —————————————— James D. Fast

IONIA COUNTY NATIONAL BANK By: /s/ James D. Fast —————————————— Name: James D. Fast ——————————— Its: President and Chief Executive Officer ———————————	ICNB FINANCIAL CORPORATION By: /s/ James D. Fast —————————————— Name: James D. Fast ——————————— Its: President and Chief Executive Officer ———————————

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APPENDIX A

MANAGEMENT CONTINUITY AGREEMENT

        This Management Continuity Agreement (this “Agreement”) entered into this __________ day of __________, by and between FIRSTBANK CORPORATION, hereinafter referred to as “FIRSTBANK”, and JAMES D. FAST, hereinafter referred to as “EXECUTIVE”.

        WITNESSETH:

        WHEREAS, FIRSTBANK is a Michigan Banking Corporation with subsidiaries in Alma, Mt. Pleasant, West Branch, Lakeview and St. Johns and,

        WHEREAS, EXECUTIVE is an executive officer of FIRSTBANK, or one of its subsidiaries, whose continued employment has been deemed to be beneficial to FIRSTBANK by its Board of Directors, and, WHEREAS, EXECUTIVE’s knowledge of the day to day operations of FIRSTBANK, or its subsidiaries, and the existing banking relationships with customers of FIRSTBANK is such that EXECUTIVE’s termination of employment with FIRSTBANK and commencement of employment with a direct competitor of FIRSTBANK could have severe detrimental effects upon the business successes of FIRSTBANK, and,

        WHEREAS, EXECUTIVE is knowledgeable of the continuing possibility that FIRSTBANK may at some time in the future be purchased, merged into, or acquired by another banking organization, and,

        WHEREAS, EXECUTIVE is aware that such a purchase, merger or acquisition of FIRSTBANK might thereafter jeopardize EXECUTIVE’s continued employment as a result of downsizing, consolidation, or differences in operational philosophies, and,

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        WHEREAS, FIRSTBANK desires to enter into a non competition agreement with EXECUTIVE which, under certain terms and conditions, will prevent EXECUTIVE from leaving employment with FIRSTBANK and commencing employment with a competitor of FIRSTBANK, and,

        WHEREAS, EXECUTIVE is willing to enter into such a non competition agreement with FIRSTBANK in exchange for a guarantee from FIRSTBANK of certain severance benefits, in the event of the purchase, merger or acquisition of FIRSTBANK by banking another organization.

        IT IS HEREBY AGREED AS FOLLOWS:

1.	The initial term of this agreement shall be for a period commencing the date the agreement was entered into, and continuing until either party gives the required notice in writing that the agreement is to be terminated. This notice must be given at least two years prior to the anniversary date of this agreement when termination is to be effective. It is the intention of this paragraph that the terms of this agreement will remain in effect until notice of termination is given by either party at least two (2) years prior to the anniversary date of this agreement upon which termination of the agreement shall become effective.

2.	EXECUTIVE’s rights for severance benefits established hereunder shall be applicable only if a CHANGE OF CONTROL occurs during the time this agreement remains in effect. A CHANGE OF CONTROL shall be defined as a purchase, merger, buy out, consolidation or other reorganization under the terms of which more than 50 percent of the combined voting power of the outstanding stock of FIRSTBANK becomes held by any group of less than ten (10) individuals, a banking entity, a trust, a corporation, an LLC, a joint venture, or any other business entity.

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3.	In the event a CHANGE OF CONTROL occurs, then if EXECUTIVE’s employment is involuntary terminated for any reason other than for CAUSE within six (6) months before, or two (2) years after the date of the CHANGE OF CONTROL, EXECUTIVE shall be entitled to the severance benefits set forth in paragraph 4. In addition, if a CHANGE OF CONTROL occurs, and the terms or conditions of EXECUTIVE’s employment “substantially change” during a time period defined as commencing six (6) months prior to the effective date of the CHANGE OF CONTROL and ending two (2) years after the effective date of the CHANGE OF CONTROL, then if EXECUTIVE elects to voluntarily terminate employment and said voluntary termination occurs within one (1) year of the occurrence of the “substantial change”, EXECUTIVE shall be entitled to severance benefits set forth in paragraph 4. If EXECUTIVE’s employment is terminated, or is in the process of being terminated, at any time for CAUSE (as that term is defined in paragraph 5 below) EXECUTIVE shall not under any circumstances be entitled to any of the severance benefits set forth in paragraph 4. A “substantial change” in EXECUTIVE’s employment shall be deemed to have occurred if any of the following occur:

a.	EXECUTIVE’s employment is involuntarily terminated without CAUSE.

b.	EXECUTIVE is assigned duties which result in a significant reduction or material change in EXECUTIVE’s authority or responsibility.

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c.	EXECUTIVE’s total base salary is reduced or EXECUTIVE is given bonuses or salary increases in a manner that is substantially less than those provided to other executive officers of FIRSTBANK.

d.	EXECUTIVE is relocated to a place in excess of 25 miles from the location where EXECUTIVE is based on the date of this agreement.

e.	FIRSTBANK or its successor fails to provide EXECUTIVE with substantially the same fringe benefits as other executives in similar positions with FIRSTBANK or its successors.

4.	If eligible under the terms established in paragraph 3 above, the EXECUTIVE shall receive the following severance benefits upon termination:

a.	A lump sum cash amount equal to 150% EXECUTIVE’s annual base salary at the highest annual rate in effect during the 12 month period prior to the date of termination.

b.	150% of any incentive bonus that may have been earned to date of termination by EXECUTIVE. c. Continued health care coverage for a period of two (2) years that is equivalent to the best coverage available for EXECUTIVE during the 12 month period prior to termination.

d.	Continued life, accidental death and dismemberment coverage for a period of two (2) years equivalent to the best coverage provided for EXECUTIVE during the 12 month period prior to termination.

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e.	Continued disability insurance coverage for a period of two (2) years equivalent to the best coverage available to EXECUTIVE during the 12 month period prior to termination.

5.	Nothing in the agreement shall be deemed to establish any right to continued employment by EXECUTIVE, and severance benefits shall be payable to EXECUTIVE only if all of the specific circumstances provided for herein are met. In the event EXECUTIVE is terminated for CAUSE, EXECUTIVE shall not be entitled to receive the severance benefits provided for herein. The term CAUSE shall be defined to mean:

a.	The willful commission by the EXECUTIVE of a criminal or other act that causes or is likely to cause substantial economic damage or substantial injury to the business reputation of FIRSTBANK, or one of its subsidiaries.

b.	Commission by EXECUTIVE of an act of fraud in the performance of EXECUTIVE’s duties on behalf of FIRSTBANK or one of its subsidiaries.

c.	The continuing willful failure of EXECUTIVE to perform the duties of such EXECUTIVE to FIRSTBANK, one of its subsidiaries, or its successors.

6.	Maximum Payments. Notwithstanding any provision in this agreement to the contrary, if part or all of any amount to be paid to EXECUTIVE by FIRSTBANK under this agreement or otherwise constitute a ‘parachute payment” (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the “Code”), the following limitation shall apply:

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If the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times EXECUTIVE’s “base amount” as defined in Section 280G of the Code, the amount otherwise payable to or for the benefit of the EXECUTIVE subsequent to the termination of his employment, and taken into account in calculating the Parachute Amount (the “termination payment”), shall be reduced and/or delayed, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the EXECUTIVE’s “base amount”.

Any determination or calculation described in this Paragraph 6 shall be made by FIRSTBANK’s independent accountants. Such determination, and any proposed reduction and/or delay in termination payments shall be furnished in writing promptly by the accountants to the EXECUTIVE. The EXECUTIVE may then elect, in their sole discretion, which and how much of any particular termination payment shall be reduced and/or delayed and shall advise FIRSTBANK in writing of their election, within thirty (30) days of the accountant’s determination, of the reduction or delay in termination payments. If no such election is made by the EXECUTIVE within such 30 days period, FIRSTBANK may elect which and how much of any termination payment shall be reduced and/or delayed and shall notify the EXECUTIVE promptly of such election. As promptly as practicable following such determination and the elections hereunder, FIRSTBANK shall pay to or distribute to or for the benefit of the EXECUTIVE such amounts as are then due to the EXECUTIVE.

Any disagreement regarding a reduction or delay in termination payments will be subject to arbitration under paragraph 9 of this agreement. Neither the EXECUTIVE’s designation of specific payments to be reduced or delayed, nor the EXECUTIVE’s acceptance of reduced or delayed payments, shall waive the EXECUTIVE’s right to contest such reduction or delay.

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7.	Non Competition. The EXECUTIVE acknowledges that he/she has had and by the nature of his/her employment will have access to privileged, confidential, and proprietary information concerning FIRSTBANK and its subsidiaries. Under all circumstances and regardless of the reason for, or date of, termination of EXECUTIVE’s employment, the EXECUTIVE will maintain the confidentiality of and will not disclose to anyone or any entity other than FIRSTBANK or its subsidiaries said information. In addition, if (1) EXECUTIVE’s employment is involuntarily terminated for CAUSE or if (2) EXECUTIVE voluntarily terminates employment at any time this agreement remains in effect, but when neither a CHANGE OF CONTROL nor a ‘substantial change” of EXECUTIVE’s employment have occurred, then EXECUTIVE may not for a period of two years after the effective date of termination of EXECUTIVE’s employment:

a.	Consult with, advise, manage, operate, control or be employed in any capacity by any business enterprise competing with FIRSTBANK, or one of its subsidiaries, in any aspect of business actively being engaged in by FIRSTBANK or one of its subsidiaries as of the date of termination. This non-competition restriction shall extend to all geographical areas defined by a twenty-five (25) mile radius from the location of FIRSTBANK’s home office and the home offices of all subsidiaries of FIRSTBANK that exist as of the date of termination. Employment by the EXECUTIVE for a banking institution or similar business that happens to maintain a branch office within the restricted territory shall not be deemed to be a violation of this non-competition provision so long as the location of the EXECUTIVE’s personal office, and the territory or business locations being served, supervised or managed by the EXECUTIVE in said new employment, are not located within the restricted area and so long as EXECUTIVE does not directly or indirectly solicit or attempt to cause individuals or business entities that are customers of FIRSTBANK to change or modify their banking or business relationships with FIRSTBANK in any manner.

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b.	Irrespective of the arbitration provisions of paragraph 9, the parties to this agreement stipulate the Gratiot County, Michigan, shall be the venue for resolution of disputes over the provisions of this paragraph 7. Likewise, the non-competition provisions of this paragraph may be enforced through injunctive relief issued by the Circuit Court of Gratiot County, Michigan.

It is understood that the non competition provisions of this agreement are NOT meant to be effective if either EXECUTIVE’s position is involuntarily terminated without CAUSE or if EXECUTIVE voluntarily terminates employment with one (1) year after both a CHANGE OF CONTROL has occurred and EXECUTIVE’s position has been “substantially changed” as defined in paragraph 3.

8.	Withholding of Taxes. FIRSTBANK may withhold from any amounts payable under this agreement all federal, state, city, or other taxes as required by law.

9.	Successors: Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by EXECUTIVE’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. EXECUTIVE’s rights and benefits under this Agreement may not be assigned, except that if EXECUTIVE dies while benefits are being paid hereunder, any amount that would still be payable to EXECUTIVE hereunder if EXECUTIVE had continued to live, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the EXECUTIVE to receive benefits under this Agreement in a writing on file the FIRSTBANK at the time of EXECUTIVE’s death or, if there has been no such beneficiary named, to EXECUTIVE’s estate. FIRSTBANK will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of FIRSTBANK (or of any division or subsidiary thereof employing EXECUTIVE) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that FIRSTBANK would be required to perform if no such succession had taken place. Failure of FIRSTBANK to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle EXECUTIVE to compensation from FIRSTBANK in the same manner and on the same terms to which EXECUTIVE would be entitled hereunder if EXECUTIVE had been involuntarily terminated without CAUSE following a CHANGE OF CONTROL.

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10.	Representations. As an inducement to FIRSTBANK to enter into and perform under the Agreement, EXECUTIVE represents and warrants to FIRSTBANK that to his/her knowledge all parts of this Agreement and the non-competition restrictions imposed upon EXECUTIVE by this Agreement are entered into to protect FIRSTBANK and are reasonable and necessary under the circumstances and are believed by EXECUTIVE to be so.

11.	Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

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12.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by EXECUTIVE and such officer as may be specifically designated by the Board of Directors of FIRSTBANK. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan.

13.	Employment Rights. This Agreement shall not confer upon EXECUTIVE any right to continue in the employ of FIRSTBANK or its subsidiaries and shall not in any way affect the right of FIRSTBANK or its subsidiaries to dismiss or otherwise terminate EXECUTIVE’s employment at any time with or without cause. ANY AND ALL FINANCIAL BENEFITS PROVIDED TO EXECUTIVE HEREIN ARE PAYABLE ONLY IN THE EVENT OF A CHANGE OF CONTROL AS THAT TERM IN DEFINED HEREIN.

14.	No Vested Interest. Neither EXECUTIVE nor EXECUTIVE’s beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of FIRSTBANK or its subsidiaries or affiliates.

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        WHEREFORE, the parties hereto have hereunto set their hands the day and year first above written.

WITNESSES: ——————————————	FIRSTBANK CORPORATION By: —————————————— Thomas Sullivan Its: President and Chief Executive Officer

WITNESSES: ——————————————	EXECUTIVE By: —————————————— James D. Fast

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EXHIBIT C
THE DESIGNATED CONTRACTS

None.

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EXHIBIT D
ICNB OPINION OF LEGAL COUNSEL

Pursuant to Section 6.2 of the Plan of Merger, ICNB’s legal counsel shall deliver an opinion substantially in the following form:

        1.           Due Authorization. ThePlan of Merger, the execution, delivery, and performance of the Plan of Merger, and the consummation of the Merger as provided in thePlan of Merger by ICNB have been duly authorized, approved, and adopted by all requisite action of ICNB’s board of directors and its shareholders.

        2.           Organization. ICNB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. ICNB has the corporate power to carry on the business of a bank holding company.

        3.           Capital Stock. The authorized capital stock of ICNB as of the close of business on the day preceding the Closing consists of 3,000,000 shares of common stock, par value $1.00 per share.

        4.           Issuance of Shares. We do not have any knowledge that any additional shares of capital stock have been authorized for issuance or issued by ICNB since the Plan of Merger was executed.

        5.           Organization of Subsidiaries. The Bank is duly organized, validly existing, and in good standing as a national bank under the laws of the United States of America. The Bank possesses all requisite, legal and corporate authority to conduct and carry on the business of banking as authorized by the National Banking Act.

        6.           Ownership of the Bank. ICNB owns all of the issued and outstanding shares of capital stock of the Bank. We do not know of any outstanding subscriptions, options, warrants, or rights to acquire any capital stock of the Bank or of any agreement, to which ICNB or the Bank is a party or by which it is bound, to issue capital stock of the Bank.

        7.           Valid and Binding. The Plan of Merger constitutes the valid and binding obligation of ICNB, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies, and subject to the rights of the FDIC as conservator or receiver.

        8.           No Conflict, Breach, or Violation. We do not have any knowledge that the execution, delivery, and performance of the Plan of Merger by ICNB, and the consummation by ICNB of the transactions contemplated by the Plan of Merger, did, do or will, conflict with or result in any breach or violation of, or default under (i) any provision of the Articles of Incorporation or Bylaws of ICNB; (ii)  any statute, code, ordinance, rule, or regulation; or (iii)  any regulatory agreement, memorandum of understanding, judgment, order, writ, arbitral award, decree, or injunction known to us and applicable to ICNB or its subsidiaries.

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        9.           No Litigation. Except as disclosed in the ICNB Disclosure Statement we do not know of any action, suit, proceeding, claim, counterclaim, arbitration, or investigation pending against or relating to (i) the directors or officers of ICNB or its subsidiaries in their capacities as such; or (ii) ICNB or its subsidiaries, or their respective properties or businesses, that challenges the Merger

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EXHIBIT E
ACQUIRER OPINION OF LEGAL COUNSEL

Pursuant to Section 7.2 of the Plan of Merger, Acquirer’s legal counsel shall deliver an opinion substantially in the following form:

        1.       Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the consummation of the Merger as provided in this Plan of Merger by Acquirer have been duly authorized, approved, and adopted by all requisite corporate action.

        2.       Organization. Acquirer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Acquirer has the corporate power to carry on its business substantially as and where it is now being conducted.

        3.       Capital Stock. The authorized capital stock of Acquirer as of the close of business on the day preceding the Closing consists of 20,000,000 shares of common stock, no par value, and 300,000 shares of preferred stock, no par value.

        4.       Issuance of Shares. Except as disclosed in such opinion, to counsel’s knowledge:

        (a)       Except as contemplated by this Plan of Merger, since the date and time of the execution of this Plan of Merger, no additional shares of capital stock have been authorized for issuance or issued by Acquirer.

        (b)       To such counsel’s Knowledge, there are no other outstanding subscriptions, options, warrants, rights to acquire any capital stock of Acquirer, or agreements to which Acquirer is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, the Acquirer Disclosure Statement, or in such opinion.

        (c)       The share of Acquirer’s common stock to be issued to by Acquirer as contemplated by the Plan of Merger and to be delivered to ICNB shareholders are duly authorized and, when issued and delivered to ICNB shareholders, will be legally issued, fully paid, and nonassessable.

        5.       Organization of Subsidiaries. Each of Acquirer’s subsidiaries possesses all requisite authority to conduct and carry on its business, substantially where and as it conducts it, under all applicable federal and state laws.

        6.       Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of Acquirer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies, and subject to the rights of the FDIC as conservator or receiver.

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        7.       All Approvals Received. All regulatory approvals, consents, authorizations, or modifications as may be required to permit the performance by Acquirer of its obligations under this Plan of Merger and consummation of the Merger have been obtained, except as disclosed in such opinion.

        8.       All Actions Taken. All other actions and proceedings required by law to be taken by Acquirer and its subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

        9.       No Conflict, Breach, or Violation. The execution, delivery, and performance of this Plan of Merger by Acquirer, and the consummation by Acquirer of the transactions contemplated by this Plan of Merger, did not, do not and shall not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under: (i) any provision of the Articles of Incorporation or Bylaws of Acquirer; (ii) any statute, code, ordinance, rule, or regulation; (iii) any regulatory agreement, memorandum of understanding, judgment, order, writ, arbitral award, decree, or injunction known to such counsel and applicable to Acquirer or any of its subsidiaries; or (iv) any mortgage, agreement, lease, commitment, indenture, or other instrument known to such counsel and applicable to Acquirer or any of its subsidiaries.

        10.       No Litigation. Except as disclosed in the Acquirer Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, counterclaim, arbitration, or investigation pending or threatened against or relating to (i) the directors or officers of Acquirer or any of its subsidiaries in their capacities as such, or (ii) Acquirer or any of its subsidiaries, or their respective properties or businesses, that challenges the Merger.

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